                           SCHEDULE 14A INFORMATION

         PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )


Filed by the Registrant / /

Filed by a Party other than the Registrant / /

Check the appropriate box:


/ /  Preliminary Proxy Statement                        / / Confidential, for Use of the Commission
                                                            Only (as permitted by Rule 14a-6(e)(2))
/x/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                CBS CORPORATION
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

/ /  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to  which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

* No fee required

                                   [CBS LOGO]



                                CBS CORPORATION

                         NOTICE OF 1998 ANNUAL MEETING
                              AND PROXY STATEMENT




                                  MAY 6, 1998

DEAR FELLOW SHAREHOLDER:


     It is my pleasure to invite you to attend CBS Corporation's 1998 Annual Meeting of Shareholders. The meeting will be held at the Sheraton New York Hotel, located at 811 Seventh Avenue (at 52nd Street), New York, New York, on Wednesday, May 6, 1998, beginning at 10:30 a.m., local time. The accompanying Notice of Annual Meeting and Proxy Statement describes the business to be transacted at the meeting.

     During the meeting, I will report to you on the Company's progress during 1997. We will then take action on the items described in the proxy statement. You are urged to read the accompanying proxy statement for a discussion of the matters to be voted on at the meeting. At the meeting, you will have an opportunity to comment on the matters to be voted on and to ask questions.

     It is important that your shares be represented at the meeting, regardless of the number of shares you own. Whether or not you plan to attend, please complete, sign, date and return your proxy card as soon as possible. Your vote is important to the Board of Directors. Thank you for your time and attention to the accompanying proxy statement.

     I look forward to seeing you at the meeting.

Sincerely,

/s/ MICHAEL H. JORDAN
-------------------------
Michael H. Jordan
Chairman of the Board and
Chief Executive Officer

CBS CORPORATION
NOTICE OF ANNUAL MEETING


     The 1998 Annual Meeting of Shareholders of CBS Corporation will be held at the Sheraton New York Hotel, located at 811 Seventh Avenue (at 52nd Street), New York, New York, on Wednesday, May 6, 1998, beginning at 10:30 a.m., local time. The purposes of the meeting are to consider and act upon:

     (1) the election of 12 directors, each for a term of one year;
     (2) the election of KPMG Peat Marwick LLP as independent auditors for 1998;
     (3) the approval of the CBS Corporation 1998 Executive Annual Incentive
         Plan;
     (4) if properly presented, the shareholder proposals contained herein; and
     (5) such other business as may properly come before the meeting.

     The Board of Directors has fixed the close of business on February 27, 1998, as the record date for determining those shareholders who are entitled to receive notice of and to vote at the meeting and any adjournment thereof.

     The vote of each shareholder is important. To obtain the maximum representation at the meeting, we urge you to complete, sign, date and return your proxy card as promptly as possible. In this way, if you are unable to attend, your shares can nevertheless be voted at the meeting. This will not prevent you from voting your shares in person if you are present at the meeting. A return envelope is enclosed for your convenience. Your proxy may be revoked by delivering a later-dated and signed proxy or written notice of revocation to the Secretary of the Company prior to the time voting is declared closed, or by attending the meeting and voting your shares in person.

     YOUR COOPERATION IS APPRECIATED SINCE A MAJORITY OF THE OUTSTANDING SHARES OF COMMON STOCK MUST BE REPRESENTED, EITHER IN PERSON OR BY PROXY, TO CONSTITUTE A QUORUM FOR PURPOSES OF CONDUCTING BUSINESS AT THE MEETING.

     IF YOU PLAN TO ATTEND THE MEETING, PLEASE KEEP THE ADMISSION TICKET THAT IS ATTACHED TO THE PROXY CARD ACCOMPANYING THIS NOTICE OF ANNUAL MEETING AND PROXY STATEMENT, AND ALSO CHECK THE APPROPRIATE BOX ON YOUR PROXY CARD. SHAREHOLDERS WHO OWN SHARES THROUGH BANKS OR BROKERS AND WHO PLAN TO ATTEND MUST SEND WRITTEN NOTIFICATION, ALONG WITH PROOF OF OWNERSHIP (SUCH AS A BANK OR BROKERAGE FIRM ACCOUNT STATEMENT), TO THE SECRETARY'S OFFICE, 51 WEST 52ND STREET, NEW YORK, NEW YORK 10019, OR MUST BRING SUCH INFORMATION TO THE MEETING. THE NAMES OF THOSE SHAREHOLDERS INDICATING THAT THEY PLAN TO ATTEND WILL BE PLACED ON AN ADMISSION LIST HELD AT THE REGISTRATION DESK AT THE ENTRANCE TO THE MEETING.

On Behalf of the Board of Directors,



/s/ ANGELINE C. STRAKA
----------------------
Angeline C. Straka
Vice President, Secretary and Associate General Counsel
New York, New York
March 25, 1998

TABLE OF CONTENTS

           Election of Directors ............................................................................4
           The Board of Directors and Its Committees.........................................................11
           Director Compensation.............................................................................12
           Transactions Involving Directors and Executive Officers...........................................14
           Security Ownership................................................................................14
           Executive Compensation ...........................................................................17
              Option Grants..................................................................................19
              Option Exercises and Fiscal Year-End Values....................................................21
              Pension Benefits...............................................................................21
              Compensation and Severance Arrangements........................................................25
              Compensation Committee Report on Executive Compensation........................................27
              Compensation Committee Interlocks and Insider Participation....................................32
           Shareholder Return Performance Presentation.......................................................33
           Election of Independent Auditors..................................................................34
           Proposal to Approve the CBS Corporation 1998 Executive Annual Incentive Plan......................34
           Shareholder Proposals.............................................................................38
              Link Compensation to Financial and Social Issues...............................................38
              Change the Annual Meeting Date.................................................................41
              Reporting of Soft Dollar Contributions.........................................................42
              Stop Expansion into China and Begin No New Operations in China.................................44
           Voting Information................................................................................46
           Shareholder Proposal Submissions for 1999 Annual Meeting of Shareholders..........................47
           Solicitation of Proxies ..........................................................................47
           Exhibit A: CBS Corporation 1998 Executive Annual Incentive Plan...................................48

PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS
MAY 6, 1998

     This proxy statement is furnished in connection with the solicitation by the Board of Directors of CBS Corporation(1) ("CBS" or the "Company") of proxies for the 1998 Annual Meeting of Shareholders to be held on Wednesday, May 6, 1998, and all adjournments thereof. This proxy statement and the accompanying proxy card are first being sent to shareholders on or about March 25, 1998. Only holders of record of common stock at the close of business on February 27, 1998, are entitled to receive notice of and to vote at the meeting. On that date, 715,550,090 shares of common stock were outstanding, each of which entitles the holder to one vote on each matter to come before the meeting.

     The bylaws of the Company provide that proxies, ballots and voting tabulations that identify individual shareholders will be kept confidential except as may be necessary to meet applicable legal requirements. Information that identifies individual shareholders is available for examination only by the judge of election and persons associated with an independent third-party tabulator.

     The principal executive offices of the Company are at 51 West 52nd Street, New York, New York 10019.

1. ELECTION OF DIRECTORS

     (Item 1 on proxy card)

     At the 1998 Annual Meeting of Shareholders, 12 directors are to be elected to hold office until the 1999 Annual Meeting of Shareholders in accordance with the Company's bylaws. The Board of Directors proposes for election Robert E. Cawthorn, George H. Conrades, Martin C. Dickinson, William H. Gray III, Michael
H. Jordan, Mel Karmazin, Jan Leschly, David T. McLaughlin, Richard R. Pivirotto, Raymond W. Smith, Paula Stern and Robert D. Walter, all of whom are now directors of the Company. Two current directors of the Company, Frank C. Carlucci and David K. P. Li, are not standing for re-election at the 1998 Annual Meeting. The Board wishes to thank members Carlucci and Li for their dedication and service to the Company. As a result of the decision of Mr. Carlucci and Dr. Li not to stand for re-election, the Board has determined to reduce the size of the Board, effective at the annual meeting, to 12 members.

     Information about the nominees is set forth on pages 5 through 10.

-------------
1 Prior to December 1, 1997, the name of the Company was Westinghouse Electric Corporation.

     The persons named in the enclosed proxy card (Messrs. Jordan, Karmazin and Briskman) have advised that, unless a contrary direction is indicated on the proxy card, they intend to vote for the election of the proposed nominees. They have also advised that in the event any of the 12 nominees are not available for election, they will vote for the election of such substitute nominee or nominees, if any, as the Board may propose. Alternatively, in such circumstances, the Board may reduce the number of directors in accordance with the bylaws of the Company.


NOMINEES PROPOSED BY THE BOARD OF DIRECTORS
-------------------------------------------

[PHOTO]              ROBERT E. CAWTHORN, 62
                     Chairman Emeritus
                     Rhone-Poulenc Rorer Inc. (pharmaceuticals)
                     Collegeville, Pennsylvania

                     Managing Director, Global Health Care Partners
                     DLJ Merchant Banking Partners, L.P. (merchant banking) Bala Cynwyd, Pennsylvania

Mr. Cawthorn was chief executive officer of Rhone-Poulenc Rorer Inc. from 1985 to 1995 and chairman from 1986 to 1996. Upon his retirement as chairman in May 1996, Mr. Cawthorn was elected chairman emeritus of Rhone-Poulenc Rorer Inc. In January 1997, Mr. Cawthorn joined DLJ Merchant Banking Partners, L.P. as managing director, Global Health Care Partners. Mr. Cawthorn is a director of Sun Company and the Vanguard Group of Investment Companies. Mr. Cawthorn was first elected to the Board in 1995.



[PHOTO]              GEORGE H. CONRADES, 59
                     Executive Vice President
                     GTE Corporation (high technology)
                     President
                     GTE Internetworking (high technology)
                     Cambridge, Massachusetts

Mr. Conrades joined International Business Machines (IBM) in 1961 and held a number of management positions in the United States and Asia. At the time of his retirement from IBM in 1992, he was senior vice president, corporate marketing and services. In 1992, he became a partner in Conrades/Reilly Associates, a business consulting company. In 1994, he was named president and chief executive officer of BBN Corporation, a provider of Internet services, products and application solutions and, in 1995, was appointed chairman of the board. In 1997, in connection with GTE Corporation's acquisition of BBN Corporation, Mr. Conrades joined GTE Corporation as executive vice president and as president of its new data organization, GTE Internetworking. Mr. Conrades is a director of Cubist Pharmaceuticals, Inc. and Concentra Managed Care, Inc. Mr. Conrades was first elected to the Board in 1994.


[PHOTO]                 MARTIN C. DICKINSON, 62
                        Retired Senior Vice President
                        Scripps Bank (banking)
                        La Jolla, California

Mr. Dickinson joined Scripps Bank in La Jolla, California in 1988. From 1991 until his retirement in 1996, he was senior vice president and senior credit officer of Scripps Bank. Prior to joining Scripps Bank, Mr. Dickinson was senior vice president for La Jolla Bank & Trust. Mr. Dickinson is a director of Scripps Bank, Gaylord Entertainment Company and the Oklahoma Publishing Company. He was named to the Board in December 1997, effective upon completion of regulatory reviews. These reviews were completed in early March 1998.

[PHOTO]                 WILLIAM H. GRAY III, 56
                        President and Chief Executive Officer
                        The College Fund/UNCF (higher education assistance) Fairfax, Virginia


Mr. Gray has been president and chief executive officer of The College Fund/UNCF since 1991. From 1979 until 1991, he was a member of the United States House of Representatives and served as house majority whip. Mr. Gray is a director of The College Fund/UNCF, Warner-Lambert Company, The Prudential Insurance Company of America, Union Pacific Corporation, MBIA, Inc., Rockwell International Corporation, Electronic Data Systems Corporation and The Chase Manhattan Bank, N.A. Mr. Gray was first elected to the Board in 1991.

[PHOTO]               MICHAEL H. JORDAN, 61
                      Chairman and Chief Executive Officer
                      CBS Corporation
                      New York, New York

Mr. Jordan was elected chairman and chief executive officer of CBS (then Westinghouse Electric Corporation) and a member of its Board in 1993. From 1974 to 1992, Mr. Jordan held various management positions with PepsiCo, Inc., a beverage, snack food and restaurant company, retiring as chairman of the PepsiCo International Foods and Beverages Division in 1992. From 1992 until June 1993, he was a partner with Clayton, Dubilier & Rice, Inc., a private investment firm. Mr. Jordan is a director of Dell Computer Corporation, The College Fund/UNCF and Aetna Inc. He also serves as a member of President Clinton's Export Council and, in May 1996, was elected chairman of the U.S.-Japan Business Council. He is also a member of the Board of Trustees for the Museum of Television and Radio.


[PHOTO]               MEL KARMAZIN, 54
                      Chairman and Chief Executive Officer
                      CBS Station Group
                      CBS Corporation
                      New York, New York

Mr. Karmazin joined CBS (then Westinghouse Electric Corporation) in December 1996 as chairman and chief executive officer of CBS Radio. In May 1997, he also assumed responsibility for CBS' owned television stations and became chairman and chief executive officer of the CBS Station Group. Prior to joining the Company, he was president and chief executive officer of Infinity Broadcasting Corporation, a radio broadcasting company, from 1981 until its acquisition by the Company in December 1996. Mr. Karmazin is a director of Westwood One and a member of the Board of Trustees for the Museum of Television and Radio. Mr. Karmazin was first elected to the Board in 1997.

[PHOTO]                JAN LESCHLY, 57
                       Chief Executive
                       SmithKline Beecham (healthcare)
                       Philadelphia, Pennsylvania

Mr. Leschly joined SmithKline Beecham as chairman of its Worldwide Pharmaceutical business in 1990 and became chief executive in April 1994. Prior to joining SmithKline Beecham, he served as president and chief operating officer of Squibb Corporation, a pharmaceutical company. Mr. Leschly is a director of SmithKline Beecham and American Express. Mr. Leschly was elected to the Board in January 1998.

[PHOTO]                DAVID T. MCLAUGHLIN, 65
                       Chairman and Chief Executive Officer
                       Orion Safety Products (consumer safety products) Easton, Maryland

Mr. McLaughlin became chairman and chief executive officer of Orion Safety Products (formerly Standard Fusee Corporation) in 1988. From 1987 to 1988, Mr. McLaughlin served as chairman of The Aspen Institute and was appointed president and chief executive officer in 1988. Upon his retirement from The Aspen Institute in 1997, he was named president emeritus. From 1970 to 1981, Mr. McLaughlin served in various management positions at The Toro Company, being named chairman and chief executive officer in 1977. From 1981 to 1987, he was president of Dartmouth College. In addition to Orion Safety Products, Mr. McLaughlin is a director of Atlantic Richfield Company, PartnerRe Services, Ltd. and Atlas Air Inc. Mr. McLaughlin was first elected to the Board in 1979.

[PHOTO]                 RICHARD R. PIVIROTTO, 67
                        President
                        Richard R. Pivirotto Co., Inc. (management consulting) Greenwich, Connecticut

Mr. Pivirotto is president of Richard R. Pivirotto Co., Inc., a management consulting firm. Mr. Pivirotto served as chairman of Associated Dry Goods Corporation from 1976 until his retirement in 1981. He continued to serve on the board of Associated Dry Goods until its acquisition by May Department Stores in 1986. Mr. Pivirotto is a director of General American Investors Company, Inc., The Gillette Company, New York Life Insurance Company, Immunomedics, Inc. and The Greenwich Bank & Trust Company. He is also a trustee emeritus of Princeton University, a trustee of the General Theological Seminary, and a trustee and past chairman of the Greenwich Hospital Association. Mr. Pivirotto was first elected to the Board in 1973.

[PHOTO]                 RAYMOND W. SMITH, 60
                        Chairman and Chief Executive Officer
                        Bell Atlantic Corporation (telecommunications) New York, New York

Mr. Smith has been the chairman and chief executive officer of Bell Atlantic Corporation since 1989. Prior to that, he was president and vice chairman. He joined the Bell System in 1959. Mr. Smith is a director of Bell Atlantic Corporation, US Airways Group, Inc. and First Union Corp. In 1995, he was appointed to the President's Committee on the Arts and Humanities. In 1996, he became a member of the National Education Association's CEO Forum on Education and Technology and a member of the board of trustees of Greater Washington Educational Telecommunications Association, Inc. Mr. Smith was first elected to the Board in 1997.

[PHOTO]                PAULA STERN, 52
                       President
                       The Stern Group, Inc. (economic analysis and trade
                         advisory services)
                       Washington, D.C.

Since 1988, Dr. Stern has been president of The Stern Group, Inc., a Washington-based trade and international economic advisory firm. From 1972 to 1988, Dr. Stern held various positions with the United States government, including commissioner and then chairwoman of the U.S. International Trade Commission. She is a director of Avon Products, Inc., Harcourt General and Wal-Mart Stores, Inc. Dr. Stern was first elected to the Board in 1992.

[PHOTO]                ROBERT D. WALTER, 52
                       Chairman and Chief Executive Officer
                       Cardinal Health, Inc. (wholesale pharmaceutical
                         distributor)
                       Dublin, Ohio

Mr. Walter is the founder, chairman and chief executive officer of Cardinal Health, Inc. Since 1970, through internal growth and acquisitions, he has built Cardinal into one of the country's leading healthcare service providers with annual sales in 1997 of approximately $11 billion. Mr. Walter is a director of Cardinal Health, Inc., Banc One Corporation and Karrington Health, Inc. Mr. Walter was first elected to the Board in 1994.

The Board of Directors and its Committees

     In 1997, there were 15 meetings of the Board. Each director attended at least 82% of all meetings of the Board and its committees on which the director served, except Dr. Li, who attended 60% of such meetings. Consistent with CBS' long-standing practice and its bylaws, a majority of the members of the Board are independent as defined in the Company's bylaws. At the present time, there are 14 members of the Board.

     CBS has four standing Board committees: the Audit Review Committee, the Committee on Environment and Health, the Compensation Committee and the Nominating and Governance Committee. All the members of these committees are independent directors.

     The Audit Review Committee assists the Board in fulfilling its responsibilities concerning the Company's accounting and financial reporting practices and the ethical conduct of the Company and its employees. This committee makes recommendations to the Board regarding the selection, retention or termination of the Company's independent auditors and reviews the professional services, proposed fees and independence of such auditors. This committee also reviews with management and the independent auditors both the controls established to protect the integrity of the quarterly reporting process and the Company's annual financial statements. Mr. Pivirotto is chair of this committee, and directors Carlucci, Cawthorn, Gray and Stern are members. This committee held three meetings in 1997.

     The Committee on Environment and Health oversees the Company's environment and health policies. This committee reviews with management the Company's policies and plans concerning activities that affect the environment, reviews health and safety issues, and reviews the Company's compliance with laws and regulations relating to health and safety and environmental matters. Dr. Stern is chair of this committee, and directors Carlucci, Cawthorn and Li are members. This committee held one meeting in 1997.

     The Compensation Committee assists the Board in establishing appropriate compensation and benefits for the Company's directors and key employees. This committee's general responsibilities include advising the Board on compensation matters, evaluating and approving the compensation of the chief executive officer and the other executive officers, reporting to the shareholders on executive compensation, and evaluating new and existing executive compensation and benefit programs. This committee also reviews and makes recommendations concerning outside director compensation and administers annual incentives for key employees and the Company's long-term incentive plans. Mr. Conrades is chair of this committee, and directors Li, McLaughlin, Pivirotto, Smith and Walter are members. This committee held nine meetings in 1997.

     The Nominating and Governance Committee makes recommendations to the Board concerning the recruitment and selection of the chief executive officer and Board candidates. This committee also reviews the Company's position on all significant corporate governance issues and recommends changes to the Board as appropriate. In addition, this committee assesses the performance of the Board, reviews the size and composition of the Board and its committees, and makes appropriate recommendations. Mr. McLaughlin is chair of this committee, and directors Conrades, Gray, Pivirotto and Walter are members. This committee held four meetings in 1997.

     Any shareholder desiring to recommend a Board candidate for consideration by the Nominating and Governance Committee should furnish to the Secretary a resume of the experience and qualifications of the proposed nominee and a written statement signed by the proposed nominee consenting to be nominated to the Board and to serve if elected. Any shareholder wishing to appear at the 1999 Annual Meeting of Shareholders to nominate a candidate must, pursuant to the Company's bylaws, send a notice to the Secretary at the principal executive offices of CBS on or before February 4, 1999, setting forth the information required by the Company's bylaws. A candidate for director should be highly experienced, have knowledge and a background that will be useful to the Company, and the ability to exercise sound business judgment. The candidate must also be willing and able to commit the time and effort needed to be an effective director.

     In 1994, the Board adopted guidelines identifying its policies with respect to significant corporate governance matters. These guidelines include a statement of the mission of the Board of Directors and the structure by which it will operate. They also outline responsibilities of the Board in such areas as the selection and evaluation of the chairman and the chief executive officer and assessment of Board performance. If you would like to have a copy of these guidelines, please contact the Secretary's Office, and a copy will be sent to you.


DIRECTOR COMPENSATION

1997 COMPENSATION

     Directors who are employees of the Company are not compensated for service on the Board. During 1997, non-employee directors received an annual director's fee of $60,000 paid as follows: $30,000 in cash; $15,000 in restricted shares of the Company's common stock; and $15,000 in stock options. The annual director's fee is subject to forfeiture on a pro rata basis in the event a 75% attendance requirement is not met. The stock-based portion of the annual director's fee has a mandatory holding period, and the exercise price on one-third of the stock options is set at 125% of the fair market value of the common stock on the grant date, with the remainder set at 100% of such market value. Committee chairs, upon election in April 1997, received a committee chair's fee of $5,000 paid in restricted shares of common stock. Non-employee directors may also receive a $1,200 per diem fee in cash for special services outside the scope of normal Board and committee activities. Mr. Cawthorn received per diem fees during 1997 of $6,000 for such special services, all of which was deferred. Non-employee directors were able to defer all or a portion of their cash fees. For 1997 deferrals, the deferred amount is treated as if it were invested in putative convertible debentures with a fixed interest rate, compounded annually, equal to the 10-year U.S. Treasury Bond rate for the week preceding the regular January 1997 Board meeting. Each debenture is deemed to have a face value of $100 and is deemed to be convertible into shares of CBS common stock at a conversion rate determined by dividing $100 by the mean of the high and low prices of CBS common stock as reported on the composite tape of the New York Stock Exchange ("NYSE") on the last trading day preceding the regular January 1998 Board meeting. At the time a deferred installment is paid, the director receives the greater value of
(i) the cash amount equal to the face value of such debentures due for such installment, plus cash equal to accrued interest on such installment, or (ii) shares of common stock equaling the number of shares into which the debentures due for such installment are convertible at the above conversion rate, plus cash equal to accrued interest on such installment. In the event of a change in control of the Company, the value of the debentures is paid to a trustee or otherwise on such terms as the Compensation Committee may prescribe or permit. Upon termination of service as a director, deferred amounts will be paid out in five annual installments.

     In April 1996, the Board terminated the Advisory Director's Plan (a plan that provided post-retirement payments to non-employee directors who retired at age 70 with at least five years of board service), and provided for a termination payment to the then current non-employee directors with at least one year of Board service (directors Carlucci, Cawthorn, Conrades, Gray, McLaughlin, Pivirotto, Stern and Walter). The termination payment was based on the present value of the 1995 annual retainer amount of $22,000 for the number of years of Board service (up to 10 years) at the plan termination date. All of these amounts were deferred, on terms substantially the same as other 1997 director deferrals, and will be paid in cash installments after the director leaves the Board.

     Also in April 1996, the Board terminated the Director's Charitable Giving Program as to any director who did not have at least one full year of service at the end of July 1996. Directors Carlucci, Cawthorn, Conrades, Gray, Jordan, Li, McLaughlin, Pivirotto, Stern and Walter continue to participate in this program. Under this program, upon the death of an eligible director, the Company will make a donation of $500,000 to a single qualifying charitable or other non-profit organization, or a donation of $250,000 to each of two such organizations, selected by that director. The donations are funded with the proceeds of life insurance maintained on the directors. Individual directors derive no financial benefit from this program since all charitable deductions accrue solely to the Company. In the event of a change in control of the Company, donations may be made as of the date of such change in control and paid on such basis and in such form as the committee administering this program may prescribe.

     The Company provides each non-employee director with accidental death and dismemberment insurance in the principal amount of $500,000. Benefits will be paid under this insurance if a covered event occurs while the director is on CBS business. The total annual cost to the Company of this insurance for all non-employee directors in 1997 was approximately $9,000.

     The Company also maintains a gift matching program for directors. Under this program, the Company will match personal contributions made to eligible charitable or educational institutions. The maximum match per year is $2,000 to eligible colleges or universities and $1,000 to eligible charitable organizations.


1998 COMPENSATION

     In December 1997, the Compensation Committee recommended and the Board approved changes to director compensation for 1998. Non-employee directors will receive an annual director's fee of $80,000 paid as follows: $30,000 in cash; $25,000 in restricted stock; and $25,000 in stock options. The exercise price for the options is the fair market value of the common stock on the date of grant. For compensation earned in 1998 and thereafter, director deferrals will receive only interest at the one-year U.S. Treasury Bill rate or such other rate as the Compensation Committee may determine, reset every January. All other elements of director compensation, as described above, remained the same.

TRANSACTIONS INVOLVING DIRECTORS AND EXECUTIVE OFFICERS

     During 1997, the Company and its subsidiaries engaged in various purchase and sale transactions with unaffiliated corporations with which certain of the non-employee directors are associated. Such transactions were made in the ordinary course of business at competitive prices and terms and are not considered material.


SECURITY OWNERSHIP

     The following table sets forth the number of shares of common stock beneficially owned as of January 5, 1998 (except as otherwise noted) by each director, by each of the executive officers named below in the Summary Compensation Table under "Executive Compensation" (the "named executive officers") and by the directors and executive officers of the Company as a group as reported by each such person. Each person has sole voting and investment power over the shares reported except as noted. No other equity securities of the Company or its subsidiaries were beneficially owned, directly or indirectly, by any director, named executive officer or other executive officer on January 5, 1998, or on such other date as noted below.

                                                                Amount and Nature of                      Percent
     Name                                                       Beneficial Ownership                      of Class
------------------------------------------------------------------------------------------------------------------
     L. J. Briskman                                             495,383 shares (1)                             *
     F. C. Carlucci                                              28,440 shares (2)(3)(4)(5)(6)                 *
     R. E. Cawthorn                                              22,085 shares (3)(4)(5)                       *
     G. H. Conrades                                              29,155 shares (2)(3)(4)(5)                    *
     M. C. Dickinson                                          2,352,464 shares(6)(7)(9)                        *
     W. H. Gray III                                              17,681 shares(2)(3)(4)(5)                     *
     M. H. Jordan                                             1,906,368 shares(1)                              *
     M. Karmazin                                             10,847,739 shares(1)                            1.5%
     J. Leschly                                                  17,858 shares(5)                              *
     D. K. P. Li                                                 12,693 shares(3)(4)(5)                        *
     P. A. Lund                                                 500,333 shares(1)                              *
     D. T. McLaughlin                                            40,467 shares(2)(3)(4)(5)(6)                  *
     L. Moonves                                                 221,208 shares(1)(7)                           *
     R. R. Pivirotto                                             23,670 shares(2)(3)(4)(5)                     *
     F. G. Reynolds                                             655,873 shares(1)(7)                           *
     R. W. Smith                                                  3,562 shares(4)(5)                           *
     P. Stern                                                    19,038 shares(2)(3)(4)(5)                     *
     R. D. Walter                                                66,886 shares(2)(3)(4)(5)                     *
     All directors and all executive officers as a group     17,634,203 shares(1)(2)(3)(4)(5)(6)(7)(8)       2.5%
------------------------------------------------------------------------------------------------------------------

---------

* Represents less than 1% of the Company's outstanding common stock.

(1) Includes the following shares not owned by the indicated executive officers on January 5, 1998, but with respect to which they had the right to acquire beneficial ownership within 60 calendar days through the exercise of stock options or warrants: Briskman 493,290; Jordan 1,844,195; Karmazin 9,762,519; Lund 500,000; Moonves 210,000; and Reynolds 637,500.

(2) Includes the following common stock equivalents owned by the indicated directors under the Company's Deferred Compensation and Stock Plan for
     Directors: Carlucci 2,492; Conrades 418; Gray 1,518; McLaughlin 3,203; Pivirotto 3,203; Stern 1,181; and Walter 103.

(3) The indicated directors have deferred all or part of their cash compensation. As a result of these deferrals, at a future date, these directors will be entitled to receive the following number of shares, which are reflected in the table, or cash for all or part thereof: Carlucci 14,758; Cawthorn 3,323; Conrades 6,663; Gray 6,501; Li 1,642; McLaughlin 21,446; Pivirotto 9,993; Stern 6,533; and Walter 3,021.

(4) Includes the following shares not owned by the indicated directors on January 5, 1998, but with respect to which they had the right to acquire ownership within 60 calendar days through the exercise of stock options:
     Carlucci 6,366; Cawthorn 6,366; Conrades 7,116; Gray 6,366; Li 3,519; McLaughlin 7,116; Pivirotto 7,116; Smith 1,896; Stern 6,366; and Walter 6,366.

(5) Includes 286 restricted shares granted to each of Mr. Carlucci and Dr. Li and 858 restricted shares granted to each of the other indicated non-employee directors after January 5, 1998, as part of their 1998 director compensation.

(6) Includes 3,000 shares over which Mr. Carlucci shares voting and investment power; 2,179,548 and 242 shares held in separate trusts for which Mr. Dickinson is co-trustee; and 2,944 shares owned by Mr. McLaughlin in his Keogh Plan.

(7) The following shares, which are included in the Security Ownership Chart for the indicated officer or director, are owned by family members: 2,101 shares, Mr. Dickinson; 500 shares, Mr. Moonves; and 110 shares, Mr. Reynolds.

(8) Includes 13,873,797 shares not owned by directors and executive officers on January 5, 1998, but with respect to which they had the right to acquire beneficial ownership within 60 calendar days through the exercise of stock options or warrants.

(9) The information set forth in the Security Ownership Chart for Mr. Dickinson is as of March 4, 1998.

     Except as set forth below, CBS does not know of any person who beneficially owns more than 5% of the Company's common stock.


                                                     Shares of
     Name and Address                                Common Stock                       Percent
     Beneficial Owner                                Beneficially Owned                 of Class
     ----------------                                ------------------                 --------
     FMR Corp.
     82 Devonshire Street                            52,857,427                         7.7%*
     Boston, MA 02109

     Putnam Investments, Inc.                        36,110,930                         5.0%*
     One Post Office Square
     Boston, MA 02109

     Janus Capital Corporation                       36,535,480                         5.1%*
     100 Fillmore Street
     Denver, CO 80206-4923

*These percentages are based on the number of shares of common stock of the Company outstanding as of December 31, 1997.

EXECUTIVE COMPENSATION

     The following table sets forth information with respect to the compensation for services to the Company and its subsidiaries in 1995, 1996 and 1997 of the chief executive officer, each of the other four most highly compensated executive officers of the Company at the end of 1997 and one additional person who would have been among the four most highly compensated executive officers but for the fact that he ceased active employment before year-end.

                                                        SUMMARY COMPENSATION TABLE

                                                                                                         All Other
                                         Annual Compensation                  Long-Term Compensation    Compensation
                           --------------------------------------------- ------------------------------ -------------
                                                                                 Awards         Payouts
                                                                                 ------         -------
Name and                                                        Other    Restricted  Securities
Principal                                                      Annual       Stock    Underlying  LTIP
Position                   Year        Salary        Bonus  Compensation  Award(s)   Options(2) Payouts
---------------------------------------------------------------------------------------------------------------------------

M. H. Jordan       ......   1997    $1,000,000   $2,000,000(1) $57,795(3)        0           0       0    $110,309(4)
   Chairman & Chief......   1996    $1,000,000   $1,000,000        N/A    $272,813   1,100,000       0     $19,702
   Executive Officer.....   1995    $1,000,000   $1,500,000        N/A           0     360,000       0     $18,610

L. Moonves         ......   1997    $2,596,153   $1,557,692(1)     N/A           0     870,000       0     $18,000(4)
   President,      ......   1996    $2,500,000   $1,500,000        N/A           0      80,000       0     $19,500
   CBS Television  ......   1995       $92,147(5)   $55,288(5)     N/A           0      50,000       0           0

M. Karmazin        ......   1997      $925,000   $3,000,000(1)     N/A           0     500,000       0           0
   Chairman & Chief......   1996           N/A          N/A        N/A         N/A         N/A     N/A         N/A
   Executive Officer, ...   1995           N/A          N/A        N/A         N/A         N/A     N/A         N/A
   CBS Station Group

F. G. Reynolds     ......   1997      $585,516   $1,000,000(1)     N/A           0           0       0     $71,003(4)
   Executive VP    ......   1996      $421,670     $750,000        N/A           0     550,000       0    $301,942
   & Chief Financial.....   1995      $379,162     $650,000        N/A           0     160,000       0      $6,613
   Officer

L. J. Briskman     ......   1997      $346,648     $350,000(1)     N/A           0     200,000       0      $4,800(4)
   Senior VP       ......   1996      $308,496     $320,000        N/A           0      60,000       0      $7,938
   & General Counsel.....   1995      $290,829     $225,000        N/A           0      60,000       0      $7,722


P. A. Lund         ......   1997    $1,043,269            0        N/A           0           0       0  $7,509,793(4)
   Former President .....   1996    $1,694,231   $1,000,000        N/A           0           0       0     $69,427
   & CEO, CBS TV   ......   1995      $104,952(5)   $29,167(5)     N/A           0     500,000       0           0
   & Cable Group

(1) Represents incentive compensation awarded for 1997. For 1997, 100% of Messrs. Jordan's and Reynolds' bonuses were subject to mandatory deferral. The bonus amount is held in a deferral account and credited annually with interest at the rate determined by the Compensation Committee for that year or, if higher, with appreciation at a rate equal to the increase, if any, in the Company's stock price over the price at the same time the previous year, and will be paid beginning in the January following termination of service in one, five,10 or 15 annual installments, as the officer elects prior to termination of service. The other named executive officers may elect to defer up to 100% of their annual incentive award, to be paid either (i) in one installment in any future year not later than the year of normal retirement, or (ii) in one installment or annual installments after termination of service. Amounts deferred by the other named executive officers are credited with interest based on the one-year U.S. Treasury Bill rate (or such other rate as determined by the Compensation Committee), reset every January. In the event of a change in control of the Company, the value of any unpaid deferred amounts are paid to a trustee or otherwise on such terms as the Compensation Committee may prescribe or permit.

(2) Represents grants of standard non-qualified stock options. The standard non-qualified stock grants in 1997 were 0; 870,000; 500,000; 0; 200,000;
     and 0 for Messrs. Jordan, Moonves, Karmazin, Reynolds, Briskman, and Lund, respectively.

(3) The amount shown in this column consists of (i) an $8,000 annual perquisite allowance and (ii) $49,795 for non-business use of the corporate aircraft, for which Mr. Jordan received imputed income.

(4) The amounts shown in this column consist of: (i) contributions by the Company to the savings program account for the named executive officer;
     (ii) under the terms of his employment agreement, Mr. Moonves receives $18,000 annually to offset benefits he was receiving from his former employer; (iii) moving and relocation allowance of $86,130 for Mr. Jordan and relocation allowance of $63,750 for Mr. Reynolds; (iv) $16,379 and $2,453 of interest earned during 1997 on deferred amounts of long-term incentive compensation for Messrs. Jordan and Reynolds, respectively; and
     (v) $7,503,393 paid to Mr. Lund under the terms of his employment agreement upon his leaving the Company.

(5) The amounts shown for salary and bonus for 1995 represent the amounts paid to Messrs. Moonves and Lund following the acquisition of CBS Broadcasting Inc. (formerly CBS Inc.) by the Company in late 1995.

OPTION GRANTS

     The following table shows grants in 1997 of stock options to the named executive officers.

                      OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                         % of Total
                                           Options
                                         Granted to
                                          Employees    Exercise                           Grant Date
                             Options      in Fiscal     or Base      Expiration        Present Value(2)
   Name                     Granted(1)      Year         Price          Date        Per Share       Total
---------------------------------------------------------------------------------------------------------------------------
   M. H. Jordan    ........        0(3)     0.0%       --                 --           --           --

   L. Moonves      ........  290,000        2.3%     $24.31            7/27/07       $11.57      $3,355,300
                   ........  500,000        3.9%     $21.75            6/16/07       $11.57      $5,785,000
                   ........   80,000        0.6%     $18.56            1/28/07        $8.57        $685,600

   M. Karmazin     ........  500,000        3.9%     $18.56            1/28/07        $8.57      $4,285,000

   F. G. Reynolds  ........        0(3)     0.0%       --                 --           --           --

   L. J. Briskman  ........  200,000        1.6%     $18.56            1/28/07        $8.57      $1,714,000

   P. A. Lund      ........        0        0.0%       --                 --           --           --


(1) Except for options granted to Mr. Moonves on June 17, 1997, and July 28, 1997, all stock options were granted to the named executive officers on January 29, 1997. All stock options were granted in tandem with limited rights. Options have a term of ten years from the date of grant or such lesser term as may be determined by the Compensation Committee. The exercise price under each option may not be less than the fair market value of the Company's common stock on the option grant date. Except in the event of a change in control of the Company, generally an option is exercisable in whole or in part after the commencement of the second year of its term and until the option terminates; however, the 290,000 stock option grant to Mr. Moonves becomes exercisable in thirds, beginning after the commencement of the second year. Limited rights are exercisable only in the event of a change in control of the Company and during the 30 days immediately following such change and only when the fair market value on the exercise date exceeds the exercise price. When a limited right is exercised, the employee is entitled to receive in cash the difference between the exercise price of the related option and the greater of (i) the highest closing sales price of the common stock on the NYSE during the 60 days prior to exercise, or (ii) the highest price paid for the common stock in the change in control transaction during such period. Reload options are granted to employees at the time of an exercise of a stock option through a Stock Swap (payment of the exercise price by surrender of previously owned shares of common stock), unless the Compensation Committee cancels the reload feature before such exercise. The reload option is granted for the number of shares the employee tenders to pay the exercise price of the related option.

(2) These values were derived using the following common assumptions: stock price volatility .3023; dividend yield 1.08%; interest rate 6.3785%; reload premium 10%; and for each option, its full term and exercise price. There were no adjustments made for non-transferability or risk of forfeiture. The values and assumptions were based on the Black-Scholes option pricing model. The actual value, if any, that an executive officer may realize from his or her stock options (assuming that they are exercised) will depend solely on the gain in stock price over the exercise price when the shares are sold.

(3) In July 1996, Messrs. Jordan and Reynolds each received a multi-year, premium-priced, non-qualified stock option grant for 850,000 and 450,000, respectively. These options vest one-third each year over a three-year period. Because of this multi-year grant, Messrs. Jordan and Reynolds did not receive an option grant in 1997.

OPTION EXERCISES AND FISCAL YEAR-END VALUES

     The following table provides information as to stock options to purchase the Company's common stock exercised during 1997 by the named executive officers; the unexercised options to purchase the Company's common stock (including options granted in 1997 and prior years) owned by the named executive officers; and the value of options held by them at year-end.

               AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR-END OPTION VALUES

                                                         Number of Securities
                                                        Underlying Unexercised            Value of Unexercised
                                                      Options at Fiscal Year-End      Options at Fiscal Year-End(1)
                             Shares Acquired  Value   -----------------------------   -----------------------------
   Name                        On Exercise  Realized   Exercisable Unexercisable(2)   Exercisable  Unexercisable(2)
-------------------------------------------------------------------------------------------------------------------
   M. H. Jordan     ........        0           0      1,844,195        566,667         $20,693,324   $4,745,156

   L. Moonves       ........        0           0        130,000        870,000          $1,434,694   $5,900,981

   M. Karmazin      ........        0           0      9,262,519        750,000        $235,138,415   $7,601,600

   F. G. Reynolds   ........        0           0        637,500        300,000          $8,343,204   $2,512,140

   L. J. Briskman   ........        0           0        293,290        200,000          $3,789,320   $2,106,260

   P. A. Lund       ........        0           0        500,000             --          $6,171,900           --

(1) Based on the closing price of the Company's common stock as reported on the NYSE composite tape on December 31, 1997 ($29.0938).

(2) These options are unexercisable because they have not vested under their terms.

PENSION BENEFITS

     During 1997, each of the named executive officers, except Messrs. Karmazin, Moonves and Lund, participated in the Westinghouse Pension Plan (the "Pension Plan"), which is a defined benefit plan. Messrs. Moonves and Lund participated in the CBS Pension Plan (the "CBS Pension Plan"), which is discussed on pages 23 to 25. Mr. Karmazin has a vested benefit under an Infinity Broadcasting Corporation ("Infinity") pension plan. At the time of CBS' acquisition of Infinity, the Infinity pension plan was frozen and as a result, Mr. Karmazin is no longer accruing any additional benefits under the plan.

     The Pension Plan is designed to provide retirement income related to an employee's salary and years of active service. The cost of the Pension Plan is paid by both Company and employee contributions. All Company contributions are actuarially determined. The Company's contributions to the Pension Plan with respect to the individuals named in the summary compensation table cannot readily be calculated separately or individually by the actuaries for the Pension Plan.

     In addition to the benefits provided by the Pension Plan, the Westinghouse Executive Pension Plan (the "Executive Pension Plan") provides for supplemental pension payments to a group of executives, including Messrs. Jordan, Reynolds and Briskman. In accordance with the terms of the Executive Pension Plan, upon retirement, such individuals who have at least five continuous years of service as an executive immediately prior to retirement, meet the retirement eligibility requirements of the Executive Pension Plan, and contribute to the Pension Plan are entitled to receive supplemental payments under the Executive Pension Plan. Such payments, when added to their pensions under the Pension Plan, result in a total annual pension equal to 1.47% for each year of credited service multiplied by their average annual compensation as defined by the Executive Pension Plan. Average annual compensation is equal to the sum of the average of the five highest annualized December base salaries and the average of the five highest annual incentive awards, each in the last 10 years of employment. In the event of retirement prior to age 60, the total annual pension will be reduced by an amount equal to the reduction in the benefits payable under the Pension Plan. Participants become vested in the event of a change in control of the Company and benefits under the Executive Pension Plan may be paid on a present value or other basis.

     For purposes of illustration, the following table indicates the approximate amounts of annual retirement income that would be payable at the present time under various assumptions as to average annual compensation and years of service to employees who participate in the Pension Plan and are eligible for supplemental payments pursuant to the Executive Pension Plan.


                         WESTINGHOUSE PENSION PLAN TABLE





Five-year
average annual      Estimated annual pension for
compensation        specified years of credited service
including           ------------------------------------------------------------------------------------
incentive award        15               20           25             30             35             40
---------------------------------------------------------------------------------------------------------
    $  100,000      $ 22,050      $   29,400    $   36,750     $   44,100     $   51,450     $   58,800
       300,000        66,150          88,200       110,250        132,300        154,350        176,400
       500,000       110,250         147,000       183,750        220,500        257,250        294,000
       700,000       154,350         205,800       257,250        308,700        360,150        411,600
       900,000       198,450         264,600       330,750        396,900        463,050        529,200
     1,100,000       242,550         323,400       404,250        485,100        565,950        646,800
     1,500,000       330,750         441,000       551,250        661,500        771,750        882,000
     2,000,000       441,000         588,000       735,000        882,000      1,029,000      1,176,000
     2,500,000       551,250         735,000       918,750      1,102,500      1,286,250      1,470,000
     3,000,000       661,500         882,000     1,102,500      1,323,000      1,543,500      1,764,000
     3,500,000       771,750       1,029,000     1,286,250      1,543,500      1,800,750      2,058,000

     The amounts presented in the above table are based upon straight life annuity amounts and are not subject to any reduction for Social Security benefits or other offset amounts. As of December 31, 1997, Messrs. Jordan, Reynolds and Briskman had the following credited full years of service under the Pension Plan, respectively: four years; three years; and 24 years.

     Messrs. Moonves and Lund participated in the CBS Pension Plan, which is a defined benefit plan. The CBS Pension Plan is designed to provide retirement income related to an employee's salary and years of active service. The cost of the CBS Pension Plan is paid entirely by CBS Broadcasting Inc. In addition to the benefits provided by the CBS Pension Plan, Messrs. Moonves and Lund participated in an unfunded plan that provides for the payment of benefits in excess of amounts permitted to be paid by tax-qualified benefit plans under Internal Revenue Service ("IRS") regulations (the "Unfunded Plan"), as well as CBS's Supplemental Executive Retirement Plan ("SERP"). The SERP is an unfunded plan that provides for recognition for pension purposes of 50% (100% in the case of Mr. Lund) of annual bonus amounts paid under certain annual bonus plans (for purposes of the SERP, such bonus plans are defined as "SERP Bonus Plans").

     The applicable benefit payable under the CBS Pension Plan and the Unfunded Plan is the sum of: 1.3% of Final Average Compensation up to the Social Security covered compensation base times years of credited service (not to exceed 35) plus 1.7% of Final Average Compensation in excess of the Social Security covered compensation base times years of service (not to exceed 35). Benefits under the CBS Pension Plan vest after a participant completes five years of service (as defined). Final Average Compensation is the average of the participant's highest five consecutive years of earnings out of the last 10 years of service. Earnings include only regular compensation (i.e., the amount shown in the Salary column in the summary compensation table) and exclude overtime, bonuses, deferred compensation and additional compensation of any kind.

     The SERP benefit is based on 50% (100% in the case of Mr. Lund) of annual bonus payments under one of the SERP Bonus Plans. SERP Average Compensation is 50% (100% in the case of Mr. Lund) of the average of the participant's highest bonuses paid for five consecutive years out of the last 10 years of continuous service. To determine the SERP annual benefit, SERP Average Compensation is multiplied by 1.7%, and the resulting product is multiplied by years of service (not to exceed 35). SERP benefits are payable only to "retirement-eligible" participants, i.e., employees designated to participate in SERP and each of whom, upon termination of employment, has attained age 55 with not less than 10 years of service (as defined).

     For purposes of illustration, the following tables show the estimated amounts of annual retirement income that would be payable at the present time under various assumptions as to compensation and years of service to employees who participate in the CBS Pension Plan, the Unfunded Plan and the SERP.

                    CBS PENSION PLAN AND UNFUNDED PLAN TABLE

                                 Estimated annual pension for specified years of credited service
CBS Pension Plan
and Unfunded Plan   ------------------------------------------------------------------------------
(Base Salary)          5         10           15          20        25          30           35
--------------------------------------------------------------------------------------------------
  $  300,000       $ 24,948   $ 49,897    $ 74,845    $ 99,794   $124,742    $149,691   $174,639
     400,000         33,448     66,897     100,345     133,794    167,242     200,691    234,139
     500,000         41,948     83,897     125,845     167,794    209,742     251,691    293,639
     600,000         50,448    100,897     151,345     201,794    252,242     302,691    353,139
     700,000         58,948    117,897     176,845     235,794    294,742     353,691    412,639
     800,000         67,448    134,897     202,345     269,794    337,242     404,691    472,139
     900,000         75,948    151,897     227,845     303,794    379,742     455,691    531,639
   1,000,000         84,448    168,897     253,345     337,794    422,242     506,691    591,139
   1,100,000         92,948    185,897     278,845     371,794    464,742     557,691    650,639
   1,200,000        101,448    202,897     304,345     405,794    507,242     608,691    710,139
   1,300,000        109,948    219,897     329,845     439,794    549,742     659,691    769,639
   1,400,000        118,448    236,897     355,345     473,794    592,242     710,691    829,139
   1,500,000        126,948    253,897     380,845     507,794    634,742     761,691    888,639

                                 CBS SERP TABLE

50% of the average of five highest     Estimated annual pension for specified years
consecutive bonuses received           of credited service from supplemental executive
                                       retirement plan
                            --------------------------------------------------------------------
                                10           15          20         25          30        35
------------------------------------------------------------------------------------------------
          $ 67,500            $11,475    $ 17,213    $ 22,950   $ 28,688    $ 34,425   $ 40,163
            96,000             16,320      24,480      32,640     40,800      48,960     57,120
           120,000             20,400      30,600      40,800     51,000      61,200     71,400
           144,000             24,480      36,720      48,960     61,200      73,440     85,680
           168,000             28,560      42,840      57,120     71,400      85,680     99,960
           192,000             32,640      48,960      65,280     81,600      97,920    114,240
           270,000             45,900      68,850      91,800    114,750     137,700    160,650
           300,000             51,000      76,500     102,000    127,500     153,000    178,500
           330,000             56,100      84,150     112,200    140,250     168,300    196,350
           360,000             61,200      91,800     122,400    153,000     183,600    214,200
           390,000             66,300      99,450     132,600    165,750     198,900    232,050
           420,000             71,400     107,100     142,800    178,500     214,200    249,900
           450,000             76,500     114,750     153,000    191,250     229,500    267,750

     The amounts presented in the above tables are based upon straight life annuity amounts and are not subject to any reduction for Social Security benefits or other offset amounts. As of December 31, 1997, Mr. Moonves had two credited full years of service under the CBS Pension Plan, the Unfunded Plan and the SERP. At the time of his leaving the Company, Mr. Lund had 15 credited full years of service under the above-mentioned plans.

COMPENSATION AND SEVERANCE ARRANGEMENTS

MICHAEL H. JORDAN

     In June 1993, the Company retained the services of Michael H. Jordan as chairman and chief executive officer of the Company. Under the executory provisions of Mr. Jordan's employment agreement, he participates in the Executive Pension Plan. The employment agreement modifies the Executive Pension Plan requirement that he complete five years of continuous service as an executive immediately prior to retirement and provides that there will be no actuarial reduction for commencement of supplemental pension benefits prior to age 65. Such benefits are contingent upon Mr. Jordan's contribution of the maximum possible amounts to the Pension Plan during his employment.

     Mr. Jordan's employment agreement extends until he attains age 65 or until terminated in accordance with the terms of the agreement, whichever is earlier. In the event of termination by the Company without cause, Mr. Jordan is entitled to a lump-sum payment equal to two times his highest base salary plus the greater of (i) the sum of his two most recent actual annual incentive awards or
(ii) two times his highest annual incentive target award opportunity. He would also receive prorated incentive payments and other specified benefits.


LESLIE MOONVES

     As of May 17, 1995, CBS Broadcasting Inc. (formerly CBS Inc.), prior to being acquired by the Company in late 1995, retained the services of Leslie Moonves as President, CBS Entertainment Division, for a five-year term ending December 4, 2000. The Company and Mr. Moonves entered into an amendment to the 1995 agreement in connection with Mr. Moonves' promotion to the position of President, CBS Television and his assumption of additional responsibilities in mid-1997.

      Mr. Moonves' employment agreement provides for an annual base salary of $2,500,000 and annual bonus payments of $1,500,000 for each year of the contract. He also receives a monthly payment of $1,500 to offset certain benefits from his former employer that he lost when he was retained by CBS Broadcasting Inc. (CBS Broadcasting).

     Under the agreement, in the event that CBS Broadcasting terminates Mr. Moonves for incapacity, CBS Broadcasting will continue to pay Mr. Moonves his base salary and bonus (less the maximum amount that may be insured under the CBS Broadcasting Long-Term Disability Plan) for the remainder of the employment term. If

CBS Broadcasting terminates Mr. Moonves' employment for a reason other than cause or incapacity, or if Mr. Moonves elects to terminate the contract for good reason as defined in the contract (which includes removal from his title or position and certain changes in his reporting responsibilities, authority and functions), Mr. Moonves will be entitled to continue to receive his base salary and bonus payments for the remainder of the employment term in lieu of any other severance benefits. In the event of a change of control of CBS Broadcasting during the period Mr. Moonves is rendering service under the employment agreement, Mr. Moonves is entitled to receive a change of control payment that varies in amount depending on the remaining term of the employment agreement and the change of control consideration.

     In connection with the amendment to his employment contract and assumption of additional responsibilities in mid-1997, Mr. Moonves received grants of stock options for 500,000 shares of Company common stock at an exercise price of $21.75, exercisable after one year, and for 290,000 shares of Company common stock at an exercise price of $24.31, becoming exercisable in increments over three years. In the event that CBS Broadcasting terminates Mr. Moonves' employment for a reason other than cause or incapacity, or if Mr. Moonves elects to terminate the contract for good reason as defined in the contract, these options will vest as of their normal vesting dates and will then be exercisable until the earlier of three years from his separation date or the expiration of the option term.

MEL KARMAZIN

     In June 1996, the Company and Mel Karmazin entered into an employment agreement that became effective at the time of the acquisition of Infinity Broadcasting Corporation ("Infinity") by the Company. The employment agreement is for a term of four years commencing at the effective time of the acquisition (December 31, 1996) and provides for a starting annual base salary of $925,000, subject to merit review and annual increases (but not decreases) at the sole discretion of the Compensation Committee. The employment agreement further provides that Mr. Karmazin will have the opportunity to receive performance-based annual incentive bonuses with a target award opportunity of $1,500,000 and to defer payment of any such bonuses under the Company's deferral program as in effect from time to time. Mr. Karmazin also received a stock option grant pursuant to the agreement on the acquisition date for 500,000 shares of Company common stock, with the options generally becoming exercisable after the first and second anniversaries of the grant date.

     The employment agreement provides that Mr. Karmazin's employment is terminable for cause upon the occurrence of any (i) action involving willful malfeasance or gross misconduct in connection with such employment having a material adverse effect on the Company, (ii) substantial and continuing refusal to perform ordinary duties of a chief executive officer or (iii) felony conviction.

     In the event Mr. Karmazin's employment is terminated without cause or the Company otherwise breaches the employment agreement, the Company would be obligated to pay to Mr. Karmazin a lump-sum payment equal to the compensation, including annual incentive compensation, that otherwise would have been paid to Mr. Karmazin for the remainder of the term of the employment agreement.

FREDRIC G. REYNOLDS

     Early in 1994, the Company retained the services of Fredric G. Reynolds as executive vice president and chief financial officer of the Company. Under the executory provisions of his compensation arrangement, in the event of termination by the Company without cause, Mr. Reynolds is entitled to receive each month after termination, for a period of 12 months, an amount equal to his then applicable monthly base salary, which will be in lieu of any other salary continuation programs.

PETER A. LUND

     CBS Broadcasting and Peter A. Lund entered into a four-year employment agreement as of November 28, 1995, in connection with the acquisition of CBS Broadcasting by the Company. Mr. Lund's employment agreement provided for a base salary of $1,700,000; $1,950,000; $2,200,000 and $2,450,000, respectively, over the four contract years of the agreement. In addition to his base salary, Mr. Lund was guaranteed a bonus of $1,000,000 for 1996 and no less than $600,000 in each other contract year.

     Mr. Lund left CBS Broadcasting effective July 1, 1997, and as provided under the terms of his employment agreement received a lump-sum payment of $7,503,393, which equaled the balance of all remaining unpaid salary and guaranteed bonus amounts through the end of the contract term. His previously unexercised stock options also became exercisable as of his resignation date, and his stock options will remain exercisable for two years after such date.

OTHER COMPENSATION

     The Board has determined that employees receiving payments pursuant to provisions of certain compensation or other employee benefit plans relating to a change in control of the Company should not be adversely affected by any tax imposed on such payments by reason of Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), and has authorized and directed the Company in such event to make additional payments in an amount sufficient to satisfy any such tax liability.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors of the Company has furnished the following report on executive compensation for 1997.

     The Compensation Committee, which is composed entirely of outside independent directors, reviews, evaluates and approves the design and implementation of the Company's compensation system for executive officers. The Compensation Committee also determines the form and amount of compensation for the chief executive and other executive officers. For purposes of making compensation determinations, the Compensation Committee evaluates the competitiveness of the Company's executive compensation and evaluates individual and Company performance.

During 1997, the Compensation Committee retained the services of various compensation consulting firms to provide advice to the Committee from time to time on executive compensation matters.

THE CBS EXECUTIVE COMPENSATION PROGRAM

     The CBS executive compensation program is a performance and rewards compensation system consisting of base salaries and incentives (annual and long-term) that pays executives for the achievement of levels of performance designed to increase the shareholder value of the Company. The system also enables the Company to hire, retain and motivate high-quality executives who meet the immediate business challenges and improve the long-term performance of the Company, and is designed to pay base salaries and provide total compensation opportunities which are competitive as measured against industry norms.

     The Compensation Committee reviews and evaluates competitive data for purposes of establishing base salary and annual incentive opportunities and for making long-term incentive grants, using information from a variety of sources. These sources include information supplied by consultants, various industry surveys, and information obtained from the Company's own experience. For example, for purposes of measuring competitive base salary and annual incentive opportunities, the Compensation Committee uses, among other sources, the Towers Perrin entertainment and industrial surveys, and a manufacturing industry survey prepared by Management Compensation Services, a division of Hewitt Associates, for executives as appropriate. For purposes of measuring competitive long-term incentive opportunities, the Compensation Committee uses, among other sources, surveys conducted by Frederic W. Cook & Co., Inc. and Towers Perrin.

     The individual performance of each executive officer is annually reviewed and evaluated. Individual contributions are evaluated on the basis of comparative, organization-wide assessments of contributions.

BASE SALARIES

     Executive officers are assigned a compensation range for base salaries which takes into consideration the level of responsibility involved, the knowledge and skill required, and competitive levels. Each year, the executive's performance is evaluated and any base salary adjustment is based on an evaluation of the individual's performance and contribution and on competitive data. The chief executive officer makes recommendations with respect to salary adjustments for all executive officers. These recommendations are reviewed by the Compensation Committee and approved with any modifications the Committee deems appropriate.

ANNUAL INCENTIVES

     The Compensation Committee administers various incentive plans under which annual incentive compensation may be paid to key employees of the Company. Under these plans, early in 1997, the Compensation Committee approved competitive annual incentive award opportunities for individual executive officers. The Compensation Committee established a range of 1997 financial objectives for the entire Company and for each individual business unit and established other key performance indicators as appropriate. The various performance measures included such items as earnings before interest, taxes, depreciation and amortization ("EBITDA"), earnings before interest and taxes ("EBIT"), and free cash flow. Actual annual incentive awards for 1997 for individual executive officers were based on a combination of the financial performance of the Company and/or the relevant business unit, other key performance indicators (such as effective implementation of new strategy and accomplishment of major portfolio changes), and individual performance.

     The year 1997 generally reflects strong performance by the Company's executive officers. For example, during the year, the Company redefined its plan to separate its industrial and media businesses; realized excellent value in the divestiture of its Thermo King unit; entered into a definitive agreement for the sale of its Power Generation business; acquired two major cable networks, The Nashville Network (TNN) and Country Music Television (CMT); and entered into a definitive agreement to acquire the radio broadcasting operations of American Radio Systems Corporation ("American Radio Systems"). The Company's radio group recorded record results, with revenues and EBITDA outpacing the industry; network revenues and certain network indicators showed solid improvement; the television stations rebounded dramatically in the second half of the year; TNN/CMT made a significant contribution to earnings in the fourth quarter; and the Thermo King unit had a strong financial performance through the date of its sale in October 1997. The Company also continued to focus and strengthen its businesses through restructuring actions, including the exiting of various product lines and closure of facilities. While 1997 performance by the Company's executive officers was generally strong, to the extent that certain performance goals were not fully achieved, this was taken into account by the Compensation Committee when considering annual incentive awards.

     After reviewing the relevant financial and other key performance indicators and individual performance, the chief executive officer made recommendations with respect to incentive awards. These recommendations were reviewed with and, to the extent determined appropriate, approved by the Compensation Committee. Approved annual incentives were awarded in cash, subject to mandatory deferral for certain executives on terms established by the Committee, and otherwise subject to deferral at the executive's election under the programs described on page 18.

LONG-TERM INCENTIVES

     Long-term incentives are a significant component of total compensation. For a number of years, the Compensation Committee has awarded long-term incentives to executive officers in the form of stock options as part of the Company's performance-based incentive compensation, thus rewarding the officers when shareholder value increases. The Committee believes that using stock options as an incentive serves to promote a sense of ownership and to further align the interests of the Company's executive officers with those of its shareholders, for the options have value only as the Company's stock price increases.

     For 1997, the Compensation Committee again granted long-term incentive opportunities to executive officers in the form of non-qualified stock option grants. The level of option grants to executives for 1997 was based on the above-referenced competitive data for the executive's level of responsibility and on individual performance. The number of shares currently owned, directly and through various deferral arrangements by an executive, was not a factor in determining the final grant level. All stock option grants to executive officers in 1997 had an exercise price per share equal to the fair market value of the Company's common stock on the grant date.

     In addition to an annual long-term incentive grant in January 1997, the Compensation Committee approved further stock option grants to Mr. Moonves in the summer of 1997 as he assumed significant additional responsibilities within the Company's media business. The Compensation Committee determined that it was more appropriate to address this increase in responsibilities with stock option grants rather than with additional cash compensation in order to further align Mr. Moonves' interests with those of the Company's shareholders.

COMPENSATION ARRANGEMENTS

     From time to time, the Company enters into employment contracts or other compensation arrangements with executive officers when appropriate for competitive or other business reasons. In these cases, compensation for the executives is paid in accordance with their contracts. Contractual compensation arrangements with individual executive officers named in the Summary Compensation Table are summarized on pages 25 to 27.

1997 COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

     Individual Performance and Contribution. Total compensation for Michael H. Jordan, the chairman and chief executive officer of the Company, is based on a variety of factors as discussed below. A significant factor which was taken into account by the Compensation Committee, however, was the full Board's detailed evaluation of Mr. Jordan's performance as chief executive officer and his significant contribution to the Company and its shareholders in 1997.

     Mr. Jordan's total compensation reflects the Board's positive evaluation of his effective leadership of the Company during the past year, the substantial increase in shareholder value over the past 12 months and Mr. Jordan's significant strategic accomplishments. During 1997, Mr. Jordan took significant action to sharpen the Company's focus as a media company while aligning his management organization to provide the Company with an effective leadership team. The strong 1997 performance of the media business was a major accomplishment. The radio group recorded record results, outpacing the industry with double-digit growth in revenues and EBITDA; the CBS Television Network showed improvement in key areas as the year progressed; CBS Television Stations improved their performance over 1996, with momentum building in the second half; the addition of The Nashville Network (TNN) and Country Music Television (CMT) in the fall of 1997 significantly advanced the Company's cable strategy; and the Company took steps to expand the fast-growing CBS Radio Group into new markets with the announcement of the pending acquisition of the radio broadcasting operations of American Radio Systems. On the industrial side, the sale of the Thermo King unit realized excellent value for the Company; and the corporate strategy to separate the Company's remaining industrial businesses was redefined with the announcement of an agreement to sell the Power Generation business. Overall, the Company is emerging as a pure media company, consisting of a high-growth, high-cash flow television/radio station group, a cable network and a resurgent CBS Television Network. This strategic redirection has been reflected in the significant improvement in shareholder value during the course of the year.

     Base Salary. The Compensation Committee reviewed Mr. Jordan's annual base salary of $1,000,000. After consideration, the Compensation Committee determined that this base salary should remain unchanged for 1997.

     Annual Incentive. As an annual incentive for 1997, the Compensation Committee awarded Mr. Jordan a bonus of $2,000,000 based on the factors discussed above. All of this bonus was deferred on terms established by the Committee.

     Long-term Incentive. Mr. Jordan did not receive a long-term incentive grant during 1997 as he received a premium-priced, multi-year option grant during 1996 in addition to an annual long-term incentive grant of stock options for that year.

POLICY ON DEDUCTIBILITY OF COMPENSATION

     It is the Compensation Committee's policy to establish measurable, quantifiable performance targets in connection with incentive plans as part of the Company's performance and rewards compensation system for executive officers. For example, in the case of stock options, the options only have value as the Company's stock price increases. In the case of annual incentives, the Compensation Committee establishes financial and non-financial performance measures for that year's incentives that are designed to increase the shareholder value of the Company.

     Under the federal tax laws, beginning in 1994, compensation for certain individual executive officers ("covered executives") is not deductible to the extent that the officer's compensation for that year exceeds $1,000,000, after excluding qualifying performance-based compensation that meets certain specified criteria. The Compensation Committee believes, based on information currently available, that the stock options granted by the Company to its executive officers will qualify for exclusion. The Compensation Committee has reviewed and will continue to review tax consequences as well as other relevant considerations when making compensation decisions. The Compensation Committee generally has required the deferral of compensation that would exceed the $1,000,000 limit. However, the Compensation Committee has excluded certain media operations executive officers from this requirement, given the structure of executive compensation in the media and entertainment industry and certain pre-existing compensation arrangements. For 1998, the Compensation Committee intends to administer the Company's new 1998 Executive Annual Incentive Plan in such a way that, if the plan is approved by the Company's shareholders at the 1998 Annual Meeting, annual incentives for covered executives (other than those individuals who receive their bonuses under pre-existing compensation arrangements) will qualify for exclusion.

COMPENSATION COMMITTEE

     George H. Conrades, Chair
     David K. P. Li
     David T. McLaughlin
     Richard R. Pivirotto
     Raymond W. Smith
     Robert D. Walter

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During 1997, Messrs. Conrades, Li, McLaughlin, Pivirotto and Walter served as members of the Compensation Committee, with Mr. Smith joining the Committee in April 1997. All members of the Compensation Committee were independent outside directors. During 1997, no Compensation Committee interlocks or insider participation existed.

SHAREHOLDER RETURN PERFORMANCE PRESENTATION

     Set forth below is a line graph comparing the total returns (assuming reinvestment of dividends) of the Company's common stock, the Standard & Poor's 500 Index ("S&P 500(R)"), and the Standard & Poor's Entertainment Index ("S&P(R) Entertainment"). The graph assumes $100 invested on December 31, 1992, in CBS common stock and in each of the indices.

                      COMPARISON OF FIVE-YEAR TOTAL RETURN*
                 CBS COMMON, S&P 500(R) AND S&P(R) ENTERTAINMENT

                                              December 31,
                        -------------------------------------------------------
                        1992       1993      1994      1995      1996      1997
                        ----       ----      ----      ----      ----      ----
CBS Corporation          100       109        96       130       159       238

S&P 500(R)               100       110       112       153       189       252

S&P(R) Entertainment     100       116       110       132       134       196


* Assumes that the value of the investment in CBS common stock and in each index was $100 on December 31, 1992, and that all dividends were reinvested.

     The total percentage return for the CBS common stock for the period from January 1, 1997, to December 31, 1997, was approximately 49.7%. This compares with the total percentage return for such period of the S&P(R) Entertainment, which was approximately 33.3%, and the S&P 500(R), which was approximately 46.3%. These percentages assume that all dividends were reinvested.

2. ELECTION OF INDEPENDENT AUDITORS

     (Item 2 on proxy card)

     Independent auditors are to be elected to audit and express an opinion on the Company's financial statements for 1998. The Audit Review Committee of the Board has the responsibility to recommend to the Board annually, and at other appropriate times, the selection, retention or termination of the Company's independent auditors. The Audit Review Committee has nominated KPMG Peat Marwick LLP ("KPMG"), and this firm has advised the Company that it is willing to serve. The Board has approved this nomination. If KPMG is not elected, or if elected and it should subsequently decline to serve, or if its engagement by the Company is terminated, the Board, in conjunction with the Audit Review Committee, will appoint other independent auditors.

     A representative of KPMG will be present at the 1998 Annual Meeting of Shareholders and will have an opportunity to make a statement. He or she will also respond to any appropriate questions.

     The persons named in the enclosed proxy card (Messrs. Jordan, Karmazin and Briskman) have advised that they intend to vote for the election of KPMG unless a contrary direction is indicated on the proxy card.

     THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE ELECTION OF KPMG AS INDEPENDENT AUDITORS.

     The affirmative vote of a majority of the votes cast by the shareholders is required for passage.

3. PROPOSAL TO APPROVE THE CBS CORPORATION 1998 EXECUTIVE ANNUAL INCENTIVE PLAN

     (Item 3 on proxy card)

     Under Section 162(m) of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (together, "Section 162(m)"), compensation paid to certain executive officers ("covered employees") in excess of $1 million is not deductible by the Company unless such compensation is performance-based, as defined by Section 162(m), and certain other requirements are met. The Company stock options are granted to executive officers under a shareholder-approved plan that complies with the requirements of Section 162(m) regarding performance-based compensation. The Board of Directors has now approved the 1998 Executive Annual Incentive Plan (the "Plan"), subject to shareholder approval, so that the award of annual incentives to covered employees may also be structured so as to comply with the requirements of
Section 162(m). If the Plan is not approved by the shareholders, the Compensation Committee will consider whether it is appropriate to take any alternate action or actions that would allow the Company to award annual incentives to covered employees that are fully deductible by the Company under the Internal Revenue Code.

     Because executive officers (who may also be members of the Board) are eligible to be designated as participants and to receive awards under the Plan, each of them has an interest in the adoption of this proposal.

SUMMARY

     The following is a general description of the principal features of the Plan. It is qualified in its entirety by reference to the complete text of the Plan, which is attached to the proxy statement as Exhibit A and is incorporated herein by reference.

     Term. The Plan is effective as of January 1, 1998, provided that it is approved by the shareholders of the Company. The Plan has no fixed expiration date. However, because the Committee will have discretion under the Plan to fix performance goals annually, current applicable law requires that the Plan be submitted to shareholders for approval every five years in order to continue to permit payment of incentives that qualify as performance-based compensation under Section 162(m).

     Administration. The Plan will be administered by a committee ("Committee") of at least two outside directors (as defined under Section 162(m)). The Committee will have the exclusive authority to interpret, administer, and make determinations under the Plan, including the exclusive authority to select participants and approve incentive awards under the Plan.

     Participants. Participation in the Plan is limited to key executives of the Company and/or its subsidiaries who are designated by the Committee as participants for a given performance period (a calendar year or other period designated by the Committee). Approximately 60 executives are currently eligible to be selected by the Committee. It is anticipated, however, that participants will generally be executive officers of the Company who could potentially be "covered employees" within the meaning of Section 162(m) and who do not receive annual incentives pursuant to individual agreements (currently, fewer than 10 individuals).

     Awards. Under the Plan, the Committee will establish one or more objective performance goals for each year (or other performance period), based on one or more of the following criteria as applied to the relevant business unit or units or to the Company as a whole, or to any combination thereof: earnings before interest, taxes, depreciation and amortization ("EBITDA"); earnings before interest and taxes ("EBIT"); free cash flow; network ratings; earnings per share; and stock price. The Committee will also establish target and maximum incentive award opportunities for the performance period for each participant and will establish the objective formula or standard that the Committee will use to determine the amount of incentive compensation that may be payable, to the extent that the performance goals are achieved. Appropriate adjustments may be made by the Committee in the foregoing to reflect the impact of acquisitions, divestitures, changes in accounting standards, or unusual or extraordinary events. The maximum amount that any one participant can be awarded under the Plan for any given performance period is $6 million (with an adjustment based on increases in the consumer price index).

     After the close of the performance period, the Committee will determine the extent to which the performance goal or goals have been achieved and incentive compensation that may be payable. The Committee then has discretion to approve awards as it deems appropriate up to these amounts: That is, the Committee may exercise its discretion to reduce, but not to increase, the incentive award or awards that would be payable on the basis of the level of performance achieved.

     Form of Payment; Shares of Stock. Once the Committee has determined the amounts of any incentive awards, the Committee also determines the form of payment. Incentive awards can be paid in cash, in stock options for or stock appreciation rights related to stock of the Company ("Stock Options" and "Stock Appreciation Rights"), in other securities of the Company (including but not limited to derivative securities), or in any other form that the Committee may determine, or in any combination of such forms, and can be paid in one or more installments and/or on a deferred basis or on such other basis as the Committee may determine ("deferrals"), all as and on such terms and conditions as are set forth in the Plan and otherwise as the Committee determines.

     The maximum number of shares of stock of the Company ("Stock") that can be issued under the Plan is 7,000,000. The maximum number of such shares of Stock subject to Stock Options and Stock Appreciation Rights that may be granted to any one participant under the Plan in any one performance period is 600,000.

     As of March 12, 1998, the closing price of the Company's common stock as reported on the NYSE composite tape was $31.25.

     Payment in Stock Options or Stock Appreciation Rights. If the Committee decides that all or a portion of an incentive award will be paid in Stock Options or Stock Appreciation Rights, the number of Stock Options or Stock Appreciation Rights granted will be determined by dividing the amount of the award to be paid in the form of a grant of Stock Options or Stock Appreciation Rights by the value, as determined by the Committee, of a Stock Option or Stock Appreciation Right, as the case may be, for one share of Stock on the relevant date.

     Stock Options or Stock Appreciation Rights granted under the Plan will be evidenced by a written agreement containing such terms and conditions as are set forth in the Plan and otherwise as the Committee from time to time determines. The exercise or reference price, however, will not be less than the fair market value of the Stock on the Stock Option or Stock Appreciation Right grant date. Stock Appreciation Rights may be granted in tandem with or independent of Stock Options. Stock Appreciation Rights are only exercisable when the fair market value of the Stock exceeds the reference price of the Stock Appreciation Right.

     Federal Income Tax Consequences - Stock Options and Stock Appreciation Rights. Under the provisions of the Code and regulations promulgated thereunder, the federal income taxation of Stock Options and Stock Appreciation Rights granted under the Plan is generally as follows:

     Stock Options. No taxable income will be recognized by a participant upon the granting of a Stock Option. Upon the exercise of a Stock Option, however, the participant will generally recognize taxable compensation income in the year of exercise in an amount equal to the difference between the exercise price and the fair market value of the shares on the date of exercise. The participant's tax basis in the shares will be the sum of the exercise price plus any income recognized upon exercise. At the time of any subsequent sale or other disposition of the shares, the participant will generally realize capital gain (or loss) equal to the difference between the amount received for the shares and the participant's tax basis in such shares.

     If previously owned shares are used to exercise a Stock Option, no additional income results unless property other than the shares subject to the Stock Option, including money, is received by the participant in the exchange. Assuming no gain or loss is recognized, the participant's tax basis and holding period of the previously owned shares will be carried over to the equivalent number of shares received on exercise. Any additional shares received upon exercise will result in the participant recognizing taxable compensation equal to the fair market value of the shares on the date of exercise. The tax basis of the additional shares will be equal, in the aggregate, to the taxable compensation recognized by the participant plus any cash paid. The holding period will begin on the day after the tax basis of the shares is determined.

     Stock Appreciation Rights. No taxable income will be recognized by a participant upon the granting of a Stock Appreciation Right. Upon exercise of a Stock Appreciation Right, the amount of compensation will be equal to the cash received and the fair market value (as of the date of exercise) of any shares issued to the participant in lieu of cash.

     Tax Rates Applicable to Capital Gains. As discussed above, the amount of any gain recognized upon the sale of shares acquired pursuant to the exercise of a Stock Option or Stock Appreciation Right will generally be capital gain for federal income tax purposes. Different tax rates apply to capital gains as opposed to ordinary income. The Taxpayer Relief Act of 1997 lowered the maximum tax rate on net capital gains (i.e., the excess of net long-term capital gains over net short-term capital losses) from 28 percent to 20 percent for gains recognized after July 28, 1997, for certain property held for more than 18 months. For certain property acquired (or treated as acquired pursuant to election) after December 31, 2000, and held for more than 5 years, the maximum tax rate on net capital gains is further reduced to 18 percent. For purposes of determining whether property has been acquired after December 31, 2000, the holding period of property acquired pursuant to the exercise of a Stock Option (or other right or obligation to acquire property) includes the period such Stock Option (or other right or obligation) is held.

     CBS Tax Deduction. The Company will be entitled to a deduction for federal income tax purposes at the same time the participant recognizes ordinary income under the rules described above. Under Section 162(m) of the Code, there is a one million dollar cap on the amount of compensation paid to certain executives ("covered employees") that may be deducted by the Company. However, excluded from the one million dollar deduction limitation are certain shareholder approved performance-based compensation plans, provided certain conditions are met. Tax deductions resulting from the exercise by participants of Stock Options or Stock Appreciation Rights granted by the Committee under the Plan are intended to qualify for the exclusion.

     The foregoing is a summary only and applies only to U.S. federal income taxes. The law on which the above discussion is based is subject to change at any time.

     Other Provisions. In the event of a change in control, as defined and determined by the Committee, the Committee may deem all or part of any incentive award opportunities to have been earned and/or may waive or modify all or any part of any restrictions or conditions, all on such basis as the Committee determines, and incentive awards and outstanding derivative securities and deferrals may then be paid and Stock Options, Stock

Appreciation Rights and other derivative securities may then be modified, all on such basis, at such time, in such form, and subject to such terms and conditions as the Committee may prescribe. During a participant's lifetime, payments or distributions under the Plan may be received only by the participant or his or her legal representative. Shares of restricted Stock during the applicable restriction period, Stock Options, Stock Appreciation Rights, other derivative securities, rights to receive deferral payments and any other rights or benefits under the Plan are not transferable or assignable other than certain limited transfers on the participant's death, provided that the Committee, in its sole discretion, may permit the transfer of Stock Options (including any tandem Stock Appreciation Rights) to a limited class of permissible transferees (mainly the participant's immediate family). The shares available under the Plan and the terms of incentive award opportunities, Stock Options, Stock Appreciation Rights, other derivative securities and deferrals are subject to adjustment to reflect certain changes in the Company's Stock. The Plan also provides for tax withholdings and for non-uniform determinations by the Committee, and also permits the Committee to accelerate the time at which all or any part of Stock Options, Stock Appreciation Rights and/or other derivative securities may be exercised or the time when all or any part of deferrals and/or derivative securities will be paid and permits the Company and its subsidiaries to compensate any key executives and/or employees under separate bonus or incentive plans or other compensation arrangements outside of the Plan.

     The Board of Directors or the Committee can amend the Plan from time to time; however, certain amendments to the material terms of the Plan would require shareholder approval for purposes of qualifying payments under the Plan under Section 162(m) of the Code. The Plan can be terminated or suspended at any time by the Board of Directors or the Committee.

     The persons named in the enclosed proxy card (Messrs. Jordan, Karmazin, and Briskman) have advised that they intend to vote to approve the Plan unless a contrary direction is indicated on the proxy card.

     THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR APPROVAL OF THE CBS CORPORATION 1998 EXECUTIVE ANNUAL INCENTIVE PLAN.

     The affirmative vote of a majority of the votes cast by the shareholders is required for approval of the Plan.

4. SHAREHOLDER PROPOSAL: LINK COMPENSATION TO FINANCIAL AND SOCIAL ISSUES

     (Item 4 on proxy card)

     CBS has been advised that the Sisters of the Blessed Sacrament, the beneficial owner of 100 shares of common stock, located at 1663 Bristol Pike, Bensalem, Pennsylvania 19020-8502, will submit the following proposal at the meeting:

SUPPORTING STATEMENT

     We believe both social and financial criteria should be factors in fixing compensation packages for top corporate officers. Public scrutiny on compensation is reaching a new intensity - not just for the Chief Executive Officer, but for all executives. Too often top executives receive considerable increases in compensation packages, even when corporate financial performance is mediocre or poor and stockholders watch dividends slip and stock prices drop.

     In 1995 Pearl Meyer and Partners Incorporated reported that CEO compensation at large corporations leaped 23 percent - to an average $4.37 million. That is $2,100 an hour, or 183 times the average workers 1995 hourly earnings of $11.46. In 1992 CEOs averaged 157 times as much compensation as the average worker. This ratio has more than quadrupled since the mid 1980s when it was only 42 times that of the average worker.

     Japanese corporations pay gaps between executives and workers are eight times smaller than the U.S. gap. The widening pay gap may make U.S. business less competitive if it breeds cynicism and resentment and subverts the creativity and cooperation necessary to build effective cooperation between executive and employees.

     Shareholders need to be vigilant in challenging executive pay packages that reward bad social or financial corporate performance. Should top officers pay for a given year be reduced if the company suffers from poor corporate citizenship that harms our corporate image, costly fines, protracted litigations, loss of government contracts, or significant loss of market share on their watch? Should CEO compensation be affected if there are consumer boycotts or public relations problems like the company's association with what American Indian people and minority groups call racially offensive images? Should a pattern of discrimination or sexual harassment be grounds for a decreased compensation package? Conversely should excellence on the social issues which benefit society be a positive factor?

     We believe these questions deserve the careful scrutiny of our Board of Directors and Compensation Committee. Companies including Bristol-Myers, Eastman Kodak, IBM, Procter and Gamble, and Westinghouse have reported to shareholders on how they integrate these factors into their compensation packages.

     Therefore it be resolved: Shareholders request the board institute a special Executive Compensation Review, and prepare a report available to shareholders four months after our annual shareholder meeting with the results of the Review and recommended changes in practice. The review shall cover pay, benefits, perks, stock options and special arrangements in the compensation packages for all the company's top officers. We recommend that the committee study and report on the following in its review:

     1. Ways to link executive compensation more closely to financial performance with proposed criteria and formulae.

     2. Ways to link compensation to social corporate performance (e.g., incentives given for meeting or surpassing certain social and performance standards).

     3. Comparison of compensation packages for company officers with lowest paid in employees in the U.S. and around the world.

     4. Whether there should be a ceiling on top executives' salaries to prevent our company from paying excessive compensation.

THE RECOMMENDATION OF THE BOARD OF DIRECTORS

     This proposal requests that the Board establish a special review and prepare a report to shareholders on executive compensation. The Board believes that adoption of this Proposal is unnecessary because the Company's proxy statement already reports in detail on most of the essential elements of executive compensation that the Proposal seeks to address. The proxy statement provides detailed information regarding the annual compensation, benefits, perks, stock options, pension benefits and employment agreements, if any, for the Company's named executive officers. In addition, the proxy statement contains the Compensation Committee Report on Executive Compensation. This report discusses the Company's executive compensation program. As stated in this report, each year the Compensation Committee establishes the criteria upon which an executive's total compensation (i.e., base salary, annual incentive and long-term incentive grants) will be determined. These criteria are designed to link executive compensation to the achievement of the Company's objectives. The Compensation Committee Report contained in this proxy statement sets out in detail the bases for 1997 executive compensation.

     The Company's compensation system is designed to enable the Company to hire, retain and motivate high-quality executives who meet the immediate business challenges and improve the long-term performance of the Company. The system provides incentives that reward executives for the achievement of levels of performance that increase shareholder value. In making compensation decisions, the Compensation Committee evaluates the competitiveness of the Company's executive compensation and evaluates individual and Company performance. Company policies and positions that exist with respect to various social issues (for example, environmental matters, nondiscrimination policies and guidelines regarding legal and ethical conduct) are taken into account by the Chairman and Chief Executive Officer as he completes individual performance reviews of the Company's executive officers.

     The Board does not believe that further studies or reports, as required in the Proposal, would produce any significantly different information than that already contained in the proxy statement and in the Compensation Committee Report. The Board also believes that the proxy process, with its detailed requirements regarding compensation matters, already provides the best opportunity for shareholders of the Company to be informed on executive compensation matters.

     Finally, for decades the Company has taken seriously its commitment to civic and social matters. This commitment, addressed through the Westinghouse Foundation, the CBS Foundation and by the Company directly, has taken the form of grants, employee volunteerism and collaborative efforts on a local, national and international level.

     The persons named in the enclosed proxy card (Messrs. Jordan, Karmazin and Briskman) have advised that they intend to vote against the proposed resolution unless a contrary direction is indicated on the proxy card.


     THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE AGAINST THE PROPOSED RESOLUTION.

     The affirmative vote of a majority of the votes cast by the shareholders on this proposal is required for passage.

5. SHAREHOLDER PROPOSAL: CHANGE THE ANNUAL MEETING DATE

     (Item 5 on proxy card)

     CBS has been advised that Evelyn Y. Davis, the beneficial owner of 500 shares of common stock, located at 2600 Virginia Avenue, N.W. Suite 215, Washington, D.C. 20037, will submit the following proposal at the meeting:

     Resolved: That the stockholders of Westinghouse/CBS (or if the Company has split) the stockholders of CBS (new and Westinghouse (NEW)) recommend that the Board take the necessary steps to change the annual meeting to the first Wednesday in June.

SUPPORTING STATEMENT

     Westinghouse(2)/CBS has been meeting on dates where many, many other corporations met including a principal competitor General Electric/NBC.

     Old CBS met on a more acceptable, less-crowded date.

     Independent non-employee stockholders should be encouraged to be able to attend more annual meetings, and NOT on dates where many, many other corporations also meet.

     If you agree, please mark your proxy for this proposal.

THE RECOMMENDATION OF THE BOARD OF DIRECTORS

     The Proposal recommends that the Board change the date of the Company's Annual Meeting of Shareholders to the first Wednesday in June. The Proponent requests this change because she believes an annual meeting in June would be less likely to conflict with the annual meetings of other corporations. The Company has more than 300,000 shareholders, and it would be impossible to find an annual meeting date that suits the needs of all of its shareholders. Any date the Company sets will be convenient for some shareholders and inconvenient for others. The Company believes that it is important to hold an annual meeting within a reasonable period of time after completion and distribution of its annual report to allow shareholders the opportunity to comment on the Company's performance in a timely manner. The Company has selected a meeting date that it believes meets the needs of its shareholders, its directors and the Company.

     The persons named in the enclosed proxy card (Messrs. Jordan, Karmazin and Briskman) have advised that they intend to vote against the proposed resolution unless a contrary direction is indicated on the proxy card.



--------------

(2) The shareholder proposals were submitted prior to the name change of the Company on December 1, 1997. Any reference to "Westinghouse" in the shareholder proposals should be considered a reference to "CBS."

     THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE AGAINST THE PROPOSED RESOLUTION.

     The affirmative vote of a majority of the votes cast by the shareholders on this proposal is required for passage.

6.   SHAREHOLDER PROPOSAL: REPORTING OF SOFT DOLLAR CONTRIBUTIONS

     (Item 6 on proxy card)

     CBS has been advised that Bartlett Naylor, the beneficial owner of 275 shares of common stock, located at 1255 N. Buchanan, Arlington, Virginia 22205, will submit the following proposal at the meeting:

     Resolved: That the shareholders of Westinghouse urge the Board of Directors to establish corporate political contribution guidelines and reporting provisions that include the following features:

     1. Contribution Guidelines: The Board of Directors would present written contribution guidelines in the Company's annual report and Form 10-K that clearly define the issues and interests that the Company is seeking to promote with its "soft dollar" political contributions; and

     2. Contribution Reporting: Comprehensive political contribution reporting would be provided in the Company's annual report and Form 10-K documenting all the entities that were the recipients of the Company's political "soft dollar" contributions during the previous twelve month period.

SUPPORTING STATEMENT

     Westinghouse's interest in good government relations may stem from our company's considerable dependence on government contracts and regulatory approvals.

     The company proxy, for example, informs us that board member Frank Carlucci once served in a number of government positions that may help Westinghouse secure those government projects. Such background apparently outweighs the fact that Carlucci serves on nearly three times the maximum number of boards recommended by the National Association of Corporate Directors, and is already presumably fully engaged by a full-time day job.

     Indeed, Westinghouse pays Carlucci additional fees to advantage his government expertise, although some observers assert such a practice compromises his ability to oversee the management team that pays him this fee.

     But whether or not shareholders may view Carlucci or other directors as overextended or conflicted, such information is readily available in the company's shareholder reports.

     Not so with all of Westinghouse's political contributions.

     There has been a significant increase in the amount of money injected into the political election process in the form of "soft dollar" contributions from private sector contributors ("Soft dollar" contributions are those financial contributions given by individuals or institutions to national and state political parties for "party building" purposes.)

     The direct contribution of corporate assets, held in the collective interests of all corporate shareholders, into the political election process without written contribution guidelines or contribution reporting to shareholders, I believe, is inappropriate.

     I urge you to vote YES on this proposal.

THE RECOMMENDATION OF THE BOARD OF DIRECTORS

     The Company, from time to time, makes so-called "soft dollar" contributions to political parties. For purposes of the Company's response, the Company agrees with the Proponent that "soft dollar" contributions are those contributions given to national and state political parties for party-building purposes. At the national party level, recipients of such "soft dollar" contributions are required to file reports with the Federal Election Commission ("FEC") setting forth, among other things, the amount of the contribution as well as the source of the contribution. The vast majority of the Company's "soft dollar" contributions are made to national parties. Most states also have reporting requirements. Reports of contributions made to national parties are available to the public and can be reviewed at FEC headquarters or accessed on internet sites. The Company's contributions are made in accordance with procedures established by the Company to ensure that the contribution is made in accordance with applicable national and state laws.

     The Company also sponsors a political action committee ("PAC") through which eligible employees, on a strictly voluntary basis, can contribute to candidates and political parties. The Company's PAC contributions are a matter of public record. The Company's PAC fully complies with applicable laws and regulations, and its receipts and expenditures are a matter of public record.

     Accordingly, both PAC and the Company's national party "soft dollar" contributions are subject to reporting requirements and publicly disclosed. Also, given the limited amount of "soft dollar" contributions (less than $250,000 in 1997) made by the Company and the fact that substantially all of these contributions are already subject to reporting requirements, the Board does not believe that adoption of this Proposal is warranted.

     With respect to the comments in the Proposal relating to fees paid to Mr. Carlucci, the Company would like to point out that these comments are inaccurate and without any factual basis. Mr. Carlucci receives the same amount of compensation paid to all other outside directors, which is disclosed in this proxy statement. Also disclosed in the proxy statement are fees paid to outside directors for special services to the Board. Mr. Carlucci has never received any such fees.

     The persons named in the enclosed proxy card (Messrs. Jordan, Karmazin and Briskman) have advised that they intend to vote against the proposed resolution unless a contrary direction is indicated on the proxy card.

     THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE AGAINST THE PROPOSED RESOLUTION.

     The affirmative vote of a majority of the votes cast by the shareholders on this proposal is required for passage.

7. SHAREHOLDER PROPOSAL: STOP EXPANSION INTO CHINA AND BEGIN NO NEW OPERATIONS IN CHINA

     (Item 7 on proxy card)

     CBS has been advised that the Province of St. Joseph of the Capuchin Order, the beneficial owners of 100 shares of common stock, located at 1015 North Ninth Street, Milwaukee, Wisconsin 53233, and the Glenmary Home Missioners, the beneficial owners of 100 shares of common stock, located at P.O. Box 465618, Cincinnati, Ohio 45246-5618, will jointly submit the following proposal at the meeting:

     Whereas China has been listed by the U.S. Government as in serious violation of basic human rights.

     After much contentious debate about China's human rights violations and allegations that it has passed nuclear technology to rogue states, President Clinton agreed to lift a 12 year old ban on the sale of nuclear technology to China. The move, which has fostered protests in Congress, requires Mr. Clinton to certify that China has ceased supplying technology that could be used for nuclear weapons development to Iran and other countries.

     In exchange for Beijing's "clear assurances" that it would abandon its nuclear cooperation program with Iran, Mr. Clinton opened the door for U.S. companies like Westinghouse to compete for the building of such facilities with bids. However, at the same time, Congressional critics question the nature of such assurances.

     Resolved that our Company begin no new operations in China and stop any further expansion into China unless and until it can ensure shareholders that basic human rights and legal criteria are being fulfilled in China. Specifically these criteria shall include, but not be limited to:

     1. Certification that Westinghouse, for its part, has established procedures to keep the Chinese from transferring nuclear technology to any country.

     2. Certification that any nuclear power plants identified with our Company in China meet standards established in the U.S.A. and/or the EEC.

     3. Certification that, at least on all company premises and with all Company workers, basic human rights are being realized. In this, we recommend the company use those standards being promoted by Human Rights Watch.

     The shareholders shall be given these assurances each year in the annual report.

SUPPORTING STATEMENT

     As shareholders concerned about realizing good dividends, we realize China holds enormous potential profits for Westinghouse. Indeed, Business Week estimates that the Company will "get a third of its sales from nuclear energy, where sales have been declining for the last decade." It also has declared that "China represents a badly needed growth opportunity for Westinghouse. It may even be the key to survival for the $3.2 billion industrial group." (09/08/97)

     However, we believe human, social and environmental criteria need to be balanced with fiscal concerns in a way that will not find the company gaining a market at the expense of its soul.

     In a New York Times piece, A. M. Rosenthal stated, "The Chinese Communists are creating a system in which controlled capitalism and tyranny work together ... But if American businesses do not care that their country and company help finance torture cells, what can an individual do about it? Use the stockholder's right to demand a rights code for every U.S. business investing in China."

     If you agree and want to be assured that our nuclear energy secrets are not being communicated to potential enemies who may use that information for destructive purposes and that anyone working for our Company anywhere in the world, including China, should be assured of basic human rights, please vote "yes" for this resolution.

THE RECOMMENDATION OF THE BOARD OF DIRECTORS

     CBS recognizes the importance, from both an ethical and business point of view, of operating its business in accordance with all applicable U.S. and foreign laws and ensuring that the rights of its employees are respected. Because the Company has been and intends to continue adhering to those laws and standards in reference to China, it believes the Company is already fulfilling the criteria outlined in the Proposal and therefore opposes the Proposal.

     The Company has a policy in place regarding the export and re-export of nuclear equipment. In addition, the Company operates all of its businesses in compliance with all applicable U.S. and foreign laws. In the case of its nuclear business, the Company obtains the necessary assurances that any nuclear technology transferred to a foreign country will not be re-transferred except in compliance with U.S. laws.

     With regard to safety standards for nuclear plants, the Company designs its nuclear plants to meet current safety requirements prescribed by the U.S. Nuclear Regulatory Commission, the governmental agency that sets safety standards in the United States for nuclear plants. While a plant supplied by the Company in a particular country may be modified, the basic design meets U.S. safety standards.

     The Company leases a few offices, provides services to customers and participates in joint ventures, but does not own any property in China. We can assure our shareholders that the Company affords basic human rights to all persons it employs in China. Our most significant operations in China are joint ventures with Chinese partners.

The joint venture locations are owned or managed by local Chinese management and are primarily controlled by our Chinese joint venture partners.

     In some respects, the Company believes that the human rights issues raised in this proposal are best dealt with at a government-to-government level. When President Clinton met with Chinese President Jiang Zemin in October 1997, human rights issues were an important topic in their discussions. At the end of their discussions, President Clinton was sufficiently satisfied to indicate that he intended to begin the process of certifying China so U.S. companies would be permitted to sell nuclear technology to China.

     Finally, while we do not want to minimize the importance of this Proposal, those businesses that account for substantially all of our operations in China are expected to be sold by the end of 1998. In fact, the Company has reached an agreement to sell its Power Generation business unit to a subsidiary of Siemens A.G. This transaction is expected to close by the end of the third quarter of 1998.

     The persons named in the enclosed proxy card (Messrs. Jordan, Karmazin and Briskman) have advised that they intend to vote against the proposed resolution unless a contrary direction is indicated on the proxy card.

     THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE AGAINST THE PROPOSED RESOLUTION.

     The affirmative vote of a majority of the votes cast by the shareholders on this proposal is required for passage.

VOTING INFORMATION

     Under Pennsylvania law and the Company's Restated Articles of Incorporation and bylaws, the presence of a quorum is required to transact business at the 1998 Annual Meeting of Shareholders. A quorum is defined as the presence, either in person or by proxy, of a majority of the votes that all shareholders are entitled to cast at the meeting. Abstentions, votes withheld from director nominees and broker-dealer non-votes will be counted for purposes of determining a quorum.

     Assuming the presence of a quorum, (i) the 12 nominees for director receiving the highest number of votes will be elected directors and (ii) the affirmative vote of a majority of the votes cast by the shareholders is required for the election of independent auditors, adoption of the 1998 Executive Annual Incentive Plan and adoption of the shareholder proposals.

     Abstentions and broker-dealer non-votes are not counted in determining the numbers of votes cast in connection with the election of independent auditors, adoption of the 1998 Executive Annual Incentive Plan or adoption of the shareholder proposals. While abstentions and broker-dealer non-votes are not cast and therefore do not count either for or against the election of independent auditors, adoption of the 1998 Executive Annual Incentive Plan or adoption of the shareholder proposals, they do have the practical effect of reducing the number of affirmative votes required to achieve majority in each of these matters.

SHAREHOLDER PROPOSAL SUBMISSIONS FOR 1999 ANNUAL MEETING OF SHAREHOLDERS

     To be considered for inclusion in the proxy materials relating to the 1999 Annual Meeting of Shareholders, shareholder proposals must be received at the principal executive offices of CBS on or before November 25, 1998.

SOLICITATION OF PROXIES

     This solicitation of proxies is made on behalf of the Board of Directors of the Company. Solicitation will be by mail, except for any personal solicitation made orally or in writing by or under the direction of directors, officers or employees of CBS. The cost of solicitation, including the cost of any such personal solicitation, will be paid by the Company. CBS may request persons such as brokers, nominees and fiduciaries holding stock in their names to forward proxy materials to the beneficial owners, and it will reimburse such persons for their reasonable expenses incurred in doing so. In addition, CBS has retained Georgeson & Company Inc., Wall Street Plaza, New York, New York 10005, for a fee of $12,000 plus incidental and related expenses, to assist in providing proxy materials to brokers, nominees, fiduciaries and individuals (other than officers of the Company) holding sizable amounts of stock and in soliciting proxies from them.

     A shareholder giving a proxy has the power to revoke the proxy by delivering a later-dated and signed proxy or written notice of revocation to the Secretary prior to the time voting is declared closed or by attending the meeting and voting in person. All proxies will be voted if properly signed, received by the Secretary prior to the time voting is declared closed and not revoked prior to that time.


     As of the time of preparation of this proxy statement, the Board knows of no matter, other than those described in the foregoing paragraphs, that will be presented at the 1998 Annual Meeting of Shareholders. However, if any other matters properly come before the meeting or any adjournment thereof, the person or persons voting the proxies will vote them in accordance with their best judgment.

     March 25, 1998

EXHIBIT A

                                 CBS CORPORATION
                      1998 EXECUTIVE ANNUAL INCENTIVE PLAN

SECTION 1. PURPOSE

         1.1 The purpose of the CBS Corporation 1998 Executive Annual Incentive Plan is to provide competitive annual or other incentive opportunities that foster and promote the financial success of the Company by: (a) aiding the Company in attracting and retaining key executives of outstanding ability; (b) strengthening the Company's capability to develop, maintain and direct a competent management team; and (c) motivating key executives who are in a position to contribute materially to the success of the Company to achieve measurable performance goals. The Plan is intended to permit the Company to pay annual incentives to Participants who are Covered Employees that qualify as performance-based compensation for purposes of Section 162(m) of the Internal Revenue Code and that are fully deductible by the Company under the Code.

         1.2 Certain terms used in the Plan are defined in Section 10.

SECTION 2. EFFECTIVE DATE

         2.1 The Plan is effective as of January 1, 1998, subject to approval of the Plan by the shareholders of the Company at the Company's 1998 Annual Meeting of Shareholders.

SECTION 3. ELIGIBILITY; SELECTION FOR PARTICIPATION

         3.1 Participation in the Plan will be limited to key executives of the Company and/or its subsidiaries who are designated by the Committee as Participants for a given Performance Period. In making this designation, the Committee may give consideration to the functions and responsibilities of the executive, his or her past, present and potential contributions to the Company, and other factors deemed relevant by the Committee.

SECTION 4. AWARDS

         4.1 The Committee may award incentives to Participants with respect to Performance Periods, subject to the terms and conditions set forth in the Plan.

         4.2 The Committee will establish one or more objective performance goals for a given Performance Period. Such performance goal or goals will be based on one or more of the following business criteria as applied to the relevant business unit or units, to the Company as a whole, or to any combination thereof: earnings before interest, taxes, depreciation and amortization ("EBITDA"); earnings before interest and taxes ("EBIT"); free cash flow; network ratings; earnings per share; and stock price.

         4.3 The Committee will also establish target and maximum incentive award opportunity amounts for each Participant for the given Performance Period and the objective formula or standard that will be used by the Committee to determine the amount of incentive compensation that may be payable to such Participant under the Plan if and to the extent that the established performance goal or goals are achieved; provided, however, that in no event may the maximum incentive award opportunity or the maximum incentive award for any one Participant for any Performance Period exceed the amount of six million dollars ($6,000,000). This maximum amount will be adjusted annually to reflect increases in the Consumer Price Index-U published by the Bureau of Labor Statistics, or any successor to such index, for each twelve-month period commencing January 1.

         4.4 After the close of the Performance Period, the Committee will determine the extent to which the preestablished performance goal or goals for that Performance Period have been achieved and the extent to which incentive compensation for each Participant would be payable based on such performance and the preestablished formula or method. Regardless of the degree to which a performance goal or goals are achieved, incentive awards under the Plan will be paid only when and if the Committee, in its sole discretion, determines to approve the award or awards. The Committee, in its sole discretion, may reduce (but may not increase) the amount which would otherwise be payable as incentive compensation based on the extent to which the preestablished performance goal or goals have been achieved and the preestablished formula or method, in which case the Participant will receive only the reduced amount as an incentive award, which may be zero, even if the performance goal or goals were achieved.

         4.5 Appropriate adjustments may be made by the Committee in performance goals, target and maximum incentive award opportunities, formulas or standards, and/or in the measurement of the extent of achievement of performance goals to reflect the impact of acquisitions, divestitures, changes in accounting standards, or unusual or extraordinary events.

SECTION 5. FORM OF PAYMENT; SHARES OF STOCK

         5.1 The Committee will also determine the time, form and manner of payment of any incentive awards it may approve for payment under the Plan. Incentive awards may be paid in cash, in Stock Options, in Stock Appreciation Rights, in other Derivative Securities, in other securities of the Company, or in any other form that the Committee may determine, or in any combination of such forms, and may be paid in one or more installments and/or on a deferred basis or on such other basis as the Committee may determine ("deferrals"), all on such terms and conditions as are set forth in the Plan and otherwise as the Committee may from time to time determine.

         5.2 The maximum number of shares of Stock that may be issued for all purposes under the Plan is seven million (7,000,000); and the maximum number of such shares of Stock subject to Stock Options and Stock Appreciation Rights granted to any one Participant under the Plan in any one Performance Period is six hundred thousand (600,000); in each case subject to adjustment and substitution as set forth in this Section 5.

         5.3 Shares of Stock issued under the Plan may be in whole or in part authorized and unissued or treasury shares of Stock. No fractional shares will be issued, and the Committee will determine the manner in which fractional share value will be treated.

         5.4 Any shares of Stock that are issued pursuant to the Plan and are subsequently forfeited, any shares of Stock subject to a Stock Option, Stock Appreciation Right and/or other Derivative Security which is canceled or terminates without any shares having been issued pursuant thereto, any shares of Stock tendered by a Participant to pay the Exercise Price of a Stock Option or other Derivative Security, and any shares of Stock tendered or withheld to satisfy withholding tax requirements will automatically become available again for use under the Plan; provided, however, this Section 5.4 will apply only to the 7,000,000 share limit set forth in Section 5.2 (as adjusted in accordance with the Plan).

         5.5 If there is any change in the Stock of the Company, through merger, consolidation, division, share exchange, combination, reorganization, recapitalization, stock dividend, stock split, spin-off, split-up, dividend in kind or other change in the corporate structure or distribution to the shareholders, appropriate adjustments may be made by the Committee (or if the Company is not the surviving corporation in any such transaction, the board of directors (or a committee thereof consisting solely of Outside Directors) of the surviving corporation) in the aggregate number and kind of shares subject to the Plan, and the number and kind of shares and the price per share subject to outstanding Stock Options, Stock Appreciation Rights and other Derivative Securities or which may be issued under outstanding deferrals. Appropriate adjustments may also be made by the Committee in the terms of any incentive award opportunities under the Plan to reflect such changes and to modify any of the terms of any outstanding Stock Options, Stock Appreciation Rights or other Derivative Securities or deferrals.

SECTION 6. PAYMENT IN STOCK OPTIONS OR STOCK APPRECIATION RIGHTS

         6.1 General. The Committee may, from time to time, subject to the provisions of the Plan and such other terms and conditions as the Committee may prescribe, determine that an incentive award or a portion of an incentive award will be paid in the form of Stock Options or Stock Appreciation Rights. Stock Appreciation Rights may be granted in tandem with Stock Options or independently of Stock Options. The number of Stock Options or Stock Appreciation Rights will be determined by dividing the amount of the incentive award to be paid in the form of Stock Options or Stock Appreciation Rights by the value, as determined by the Committee, of a Stock Option or Stock Appreciation Right, as the case may be, for one share of Stock on the relevant date.

         6.2 Stock Option/Stock Appreciation Right Agreement. All Stock Options and all Stock Appreciation Rights will be evidenced by a signed written agreement, with any amendments thereto, containing such terms and conditions as are set forth in the Plan and otherwise as the Committee may from time to time determine. Stock Appreciation Rights granted in tandem with Stock Options will be evidenced by the Stock Option agreement. The Committee may also at any time and from time to time provide for the deferral of delivery of any shares and/or cash for which the Stock Option or Stock Appreciation Right may be exercisable until a date or dates and subject to terms and conditions determined by the Committee.

         6.3 Exercise Price. The purchase price per share of Stock under each Stock Option and the reference price per share of the Stock to which a Stock Appreciation Right relates (in either case, "Exercise Price") will not be less than the Fair Market Value of such Stock on the date the Stock Option is granted. A Stock Appreciation Right may be exercised only when the Fair Market Value of the Stock to which it relates exceeds the Exercise Price.

         6.4 Rights as a Shareholder. The holder of a Stock Option, Stock Appreciation Right or other Derivative Security will not have any of the rights of a shareholder with respect to any shares of Stock that may be subject or relate thereto unless and until such shares are issued by the Company following its exercise or otherwise.

SECTION 7. ADMINISTRATION

         7.1 The Plan will be administered by the Committee. Subject to the terms of the Plan, the Committee will have the sole and complete authority: (a) to designate Participants, to approve incentive awards, to determine the time, form and manner of payment of any incentive awards it may approve, and to impose such limitations, restrictions and conditions thereon as the Committee deems appropriate; (b) to interpret the Plan and the terms of any document relating to the Plan and to adopt, amend and rescind administrative guidelines and other rules and regulations relating to the Plan; (c) to accelerate the time at which all or any part of Stock Options, Stock Appreciation Rights and/or other Derivative Securities may be exercised or the time when all or any part of deferrals and/or Derivative Securities will be paid; (d) to otherwise amend or cancel incentive award opportunities, Stock Options, Stock Appreciation Rights or other Derivative Securities or deferrals under the Plan in whole or in part, except that the Committee may not, unless otherwise provided in the Plan or unless the Participant affected thereby consents, take any action under this clause that would adversely affect the rights of such Participant with respect to outstanding Stock Options, Stock Appreciation Rights or other Derivative Securities or deferrals under the Plan, and except that the Committee may not, unless otherwise provided in the Plan, take any action to amend any outstanding Stock Option or Stock Appreciation Right under the Plan in order to decrease the Exercise Price of such Stock Option or Stock Appreciation Right; and (e) to make all other determinations and to take all other actions necessary or advisable for the interpretation, implementation and administration of the Plan.

         7.2 The Committee's determinations on matters within its authority will be conclusive and binding upon the Company and all other persons unless and until the Committee determines otherwise.

SECTION 8. GENERAL PROVISIONS

         8.1 No Right to Awards or to Employment. No employee or other person will have any claim or right to be designated as a Participant or to receive an incentive award under the Plan. Participation in the Plan will not be construed as a right to employment or other relationship(s) with the Company, and the Company retains the right to terminate the employment or other relationship(s) of an individual with the Company for any reason, with or without cause.

         8.2 Assignability. During a Participant's lifetime, payments or distributions under the Plan may be received only by the Participant or his or her legal representative. Shares of restricted Stock during the applicable restriction period, Stock Options, Stock Appreciation Rights, other Derivative Securities, rights to deferral payments and any other rights or benefits under the Plan will not be transferable or assignable by a Participant other than by will, by the applicable laws of descent and distribution, or by transfer to a Properly Designated Beneficiary in the event of death; provided, however, that the Committee may, in its sole discretion, permit the transfer of Stock Options (including any tandem Stock Appreciation Rights) by a Participant to Permissible Transferees, subject to such terms and conditions as the Committee may determine. Any transfer or assignment contrary to these provisions will be null and void.

         8.3 Tax Withholding. The Company will collect, through withholdings or otherwise, an amount sufficient to satisfy all applicable federal, state and local withholding tax requirements with respect to payments made pursuant to the Plan.

         8.4 Non-Uniform Determinations. The Committee's determinations under the Plan, including without limitation, (a) the selection of Participants, (b) the form, amount, timing and payment of incentive awards, (c) the terms and provisions of incentive awards and the payment thereof, and (d) any agreements evidencing the same, need not be uniform and may be made by it selectively among Participants who receive, or who are eligible to receive, incentive awards, whether or not such Participants are similarly situated.

         8.5 Designation of Beneficiaries. The Committee may establish or authorize the establishment of procedures not inconsistent with Section 8.2 under which a Participant may designate a beneficiary or beneficiaries in the event of the Participant's death.

         8.6 Non-Funded Plan. The Company will not be required to establish any special or separate fund or to segregate any assets for purposes of the Plan.

         8.7 Other Plans or Compensation Arrangements. Nothing contained in the Plan will be deemed to limit or restrict the right of the Company and its subsidiaries to compensate any of their key executives and/or employees in whole or in part under separate bonus or incentive plans or other compensation arrangements.

         8.8 Governing Law. The Plan and all agreements or other documents relating to the Plan will be construed in accordance with and governed by the laws of the Commonwealth of Pennsylvania, without regard to the principles of conflict of laws.

SECTION 9. CHANGE IN CONTROL

         9.1 Effect of Change in Control. Upon the determination of the Committee that a change in control has occurred for purposes of the Plan, the Committee may deem all or any part of any incentive award opportunity to have been earned on such basis as the Committee may determine, and incentive awards and outstanding Derivative Securities and deferrals may then be paid and Stock Options, Stock Appreciation Rights and other Derivative

Securities may then be modified, and all or any part of any restrictions or conditions may be waived or modified, all on such basis, at such time (which may, in the case of incentive awards, be prior to the end of the Performance Period), in such form and subject to such terms and conditions as the Committee may prescribe.

SECTION 10. CERTAIN DEFINITIONS

        10.1 Definitions. The following terms or phrases will have the meanings set forth below.

         (a)   "Board" means the Board of Directors of the Company.

         (b) "Code" or "Internal Revenue Code" means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute or statutes. Reference to any specific Code section will include any successor section.

         (c) "Committee" means the Compensation Committee of the Board (or a subcommittee thereof) or any successor committee (or a subcommittee thereof) established by the Board; provided, however, the Committee must consist of at least two members and each member of the Committee must be an Outside Director.

         (d) "Company" means CBS Corporation, a Pennsylvania corporation, and any successor thereto.

         (e) "Covered Employee" means a person who is a covered employee within the meaning of Section 162(m) of the Code and regulations promulgated thereunder.

         (f) "Derivative Security" means a derivative security with respect to an equity security of the Company, where "derivative security" has the meaning set forth in Rule 16a-1(c) under the Exchange Act, as such rule may be amended from time to time, or any successor rule.

         (g) "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time.

         (h) "Exercise Price" has the meaning assigned to it in Section 6.3.

         (i) "Fair Market Value" means the mean of the high and low prices of the Stock as reported by the Composite Tape of the New York Stock Exchange (or such successor reporting system as may be selected by the Committee) on the relevant date or, if no sale of the Stock has been reported for that day, the average of such prices on the next preceding day and the next following day for which there were reported sales.

         (j) "Immediate Family" has the meaning set forth in Rule 16a-1(e) under the Exchange Act, as such rule may be amended from time to time, or any successor rule.

         (k) "Outside Director" means an outside director as that term is defined by Section 162(m) of the Code and regulations promulgated thereunder.



53

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         (l) "Participant" means a key executive of the Company and/or its subsidiaries who is designated by the Committee as a Plan participant for a given Performance Period in accordance with Section 3.1.

         (m) "Performance Period" means a calendar year or other fiscal year of the Company or other longer or shorter period designated by the Committee with respect to which incentive awards may be paid.

         (n) "Permissible Transferee" means any of the following: (1) a member of the Participant's Immediate Family; (2) a trust solely for the benefit of the Participant and/or the Participant's Immediate Family; and (3) a partnership or limited liability company whose only partners or members, as the case may be, are the Participant and/or Permissible Transferees as otherwise identified in this definition.

         (o) "Plan" means the Company's 1998 Executive Annual Incentive Plan, as amended from time to time.

         (p) "Properly Designated Beneficiary" means a beneficiary or beneficiaries designated by a Participant pursuant to Section 8.5 in the event of the Participant's death.

         (q) "Stock" means the common stock and any other equity stock of the Company.

         (r) "Stock Appreciation Right" means a right to receive, on exercise, an amount, in cash or Stock or a combination thereof (such form to be determined by the Committee), determined by reference to appreciation in Stock value.

         (s) "Stock Option" means a non-statutory stock option (that is, a Stock Option which is not an incentive stock option as defined in Section 422(b) of the Code) to purchase shares of Stock for the purchase price set forth in the relevant Stock Option Agreement, all in accordance with the terms of the Plan.

        10.2 Sections; Number. Except where otherwise indicated by the context, references to sections will mean the Sections of the Plan and the definition of any term herein in the singular will also include the plural. Section or subsection headings are inserted for convenience only. Such headings will not affect the meaning of any of the provisions of the Plan and will not be deemed a part of the Plan.

SECTION 11. AMENDMENT, SUSPENSION AND/OR TERMINATION OF PLAN

       11.1 The Board of Directors or the Committee may at any time and from time to time amend the Plan, in whole or in part, for any purpose, or may at any time or from time to time suspend or terminate the Plan.

[CBS LOGO]

                                ADMISSION TICKET

                              1998 ANNUAL MEETING
                                       OF
                                  SHAREHOLDERS
                                       OF
                                CBS CORPORATION

                                  MAY 6, 1998
                                   10:30 A.M.

                            SHERATON NEW YORK HOTEL
                      811 SEVENTH AVENUE (AT 52ND STREET)
                               NEW YORK, NEW YORK

                             DETACH PROXY CARD HERE






                ----------------------------------------------------------------------------------------------
                THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1, 2 AND 3 AND AGAINST ITEMS 4, 5, 6 AND 7.
                ----------------------------------------------------------------------------------------------

1. Election of Directors. (see reverse)

    FOR   [   ]       WITHHOLD    [   ]      FOR ALL WITH    [   ]
    ALL               FROM ALL               EXCEPTIONS
                                             BELOW

Exceptions
           -------------------------------------------------------
INSTRUCTIONS: To withhold authority to vote for any individual nominee(s)
mark the exceptions box and write the name(s) on the space provided above.


2. The Election of Independent Auditors.         FOR        AGAINST      ABSTAIN

                                               [     ]      [     ]      [     ]


                                FOR      AGAINST    ABSTAIN                                         FOR       AGAINST     ABSTAIN

3. Approve the CBS            [     ]    [     ]    [     ]         6. Shareholder Proposal:      [     ]     [     ]     [     ]
   Corporation 1998                                                    Reporting of Soft Dollar
   Executive Annual                                                    Contributions.
   Incentive Plan.

4. Shareholder Proposal:      [     ]    [     ]    [     ]         7. Shareholder Proposal:      [     ]     [     ]     [     ]
   Link Compensation to                                                Stop Expansion into
   Financial and Social                                                China and Begin No New
   Issues.                                                             Operations in China.

5. Shareholder Proposal:      [     ]    [     ]    [     ]         -------------------------------------------------------------
   Change the Annual                                                If you receive more than one Annual Report at
   Meeting Date.                                                    the address set forth on this proxy and have no
                                                                    need for the extra copy, please check the box at      [     ]
                                                                    the right. This will not affect the distribution
                                                                    of proxy statements or any other mailings.

                                                                    To change your address please mark                    [     ]
The shares represented by this Proxy Card will be voted as          this box and correct on reverse side.
specified above, but if no specification is made they will
be voted FOR items 1, 2 and 3 and AGAINST items 4, 5, 6 and 7       If you plan to attend the Annual Meeting              [     ]
and at the discretion of the proxies on any other matter that       please check this box.
may properly come before the meeting.


                                                        NOTE: Please sign exactly as name appears hereon. Joint owners, group each sign. When signing as attorney, executor, administrator, trustee, or guardian, give full title as such.

                                                        --------------------------------------------------------------------------
                                                                            Signature or Share Owner(s)

                                                        --------------------------------------------------------------------------
                                                                            Signature or Share Owner(s)


                                                         Dated:                                                             , 1998
                                                                ------------------------------------------------------------

PLEASE DATE, SIGN AND RETURN PROMPTLY IN THE ACCOMPANYING ENVELOPE.               VOTES MUST BE INDICATED
                                                                                  (X) IN BLACK OR BLUE INK.    [ X ]




                             DETACH PROXY CARD HERE

                 PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR
                  ANNUAL MEETING OF SHAREHOLDERS, MAY 6, 1998

                 (See Proxy Statement for discussion of items.)

The undersigned hereby appoints Michael H. Jordan, Mel Karmazin and Louis J. Briskman, and each of them, jointly and severally, as proxies, with power of substitution, to vote all shares of CBS Corporation common stock which the undersigned is entitled to vote on all matters which may properly come before the 1998 Annual Meeting of Shareholders of CBS Corporation, or any adjournment thereof.

ELECTION OF DIRECTORS, NOMINEES:                         (change of address)
Robert E. Cawthorn, George H. Conrades,
Martin C. Dickinson, William H. Gray III,     ------------------------------------------
Michael H. Jordan, Mel Karmazin, Jan
Leschly, David T. McLaughlin, Richard R.      ------------------------------------------
Pivirotto, Raymond W. Smith, Paula Stern
and Robert D. Walter.                         ------------------------------------------
                                              (If you have written in the above space,
                                              please mark the corresponding box on the
                                              reverse side of this card.

You are encouraged to specify your choices by marking the appropriate boxes on the reverse side. The proxies cannot vote your shares unless you sign and return this proxy card.

                                   CBS CORPORATION
                                   P.O. BOX 11004
                                   NEW YORK, N.Y. 10203-0004

                                                                 SEE REVERSE
                                                                     SIDE